EXHIBIT 2.1



















                PURCHASE AND ASSUMPTION AGREEMENT

                          BY AND AMONG

                  FLEET FINANCIAL GROUP, INC.,
      FLEET NATIONAL BANK, FLEET BANK-NH, BANKBOSTON, N.A.,

                         SOVEREIGN BANK

                               AND

                     SOVEREIGN BANCORP, INC.


















                                                September 3, 1999

                PURCHASE AND ASSUMPTION AGREEMENT

     This Purchase and Assumption Agreement (the "Agreement") dated as of September 3, 1999 among Fleet Financial Group, Inc., a Rhode Island corporation with its principal office at One Federal Street, Boston, Massachusetts 02110 ("Fleet"), Fleet National Bank, a national banking association with an office at One Federal Street, Boston, Massachusetts 02110 ("FNB"), Fleet Bank-NH, a New Hampshire state-chartered bank with its principal office at 1155 Elm Street, Manchester, New Hampshire 03101 ("FBNH"), and BankBoston, N.A., a national banking association with its principal office at 100 Federal Street, Boston, Massachusetts 02110 ("BBNA") (FNB, FBNH and BBNA individually a "Seller" and collectively the "Sellers"), Sovereign Bank, a federally chartered savings bank with its principal office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 ("Purchaser"), and Sovereign Bancorp, Inc., a Pennsylvania corporation with its principal office at 2000 Market Street, Philadelphia, Pennsylvania 19103 ("Sovereign").

     WHEREAS, Sellers desire to sell, and Purchaser desires to acquire, certain assets of the Business in accordance with the terms and provisions of this Agreement; and

     WHEREAS, Sellers desire to transfer to Purchaser, and Purchaser desires to assume from Sellers, certain liabilities of the Business in accordance with the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Sellers, Fleet, Purchaser and Sovereign agree as follows:

                            ARTICLE I

                           DEFINITIONS

     Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Accrued Interest" shall mean, as of any date, (a) with respect to the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued on but not paid, credited, or charged to the Deposit Liabilities, all as set forth in the applicable Seller's general ledger and (b) with respect to the Loans, the Advance Lines and the Negative Deposits, interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Loans, the Advance Lines and the Negative Deposits but not paid by the applicable borrower, or any guarantor, surety or other obligor
<PAGE 1> therefor, or otherwise collected by offset, recourse to collateral or otherwise, all as set forth in the applicable Seller's general ledger and the Final Loan Schedule.

     "ADA" shall mean the Americans with Disabilities Act of 1990, as amended, and similar state and local laws, regulations, rules and ordinances.

     "Additional Employees" shall mean those employees of Sellers, other than Business Employees and Business Related Employees, designated by Sellers and Purchaser from time to time hereafter, with functional descriptions previously provided by Purchaser to Sellers, to whom Purchaser shall offer employment pursuant to the Hiring Commitment and in accordance with
Section 9.6 hereof.

     "Adjusted Payment Amount" shall have the meaning specified in Section 3.3(a).

     "Advance Lines" shall mean all overdraft lines of credit to owners of the Deposit Liabilities, plus any and all Accrued
Interest thereon.

     "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or a director, officer, partner, joint venturer or member of such Person and any successors or assigns of such Person.

     "Assignment and Assumption Agreement" shall have the meaning specified in Section 5.2(c).

     "Assumed Liabilities" shall have the meaning specified in
Section 2.2.

     "Assumed Severance Obligations" shall have the meaning specified in Section 9.6(b).

     "ATM Lease Agreements" shall mean the lease or operating agreements for the ATMs listed on Schedule 1.1(a) hereto, as such agreements may be amended, renewed or extended in the ordinary course of business.

     "ATMs" shall mean the automated teller machines listed on
Schedule 1.1(b) hereto.

     "BankBoston" shall mean BankBoston Corporation, a Massachusetts corporation.

     "BankBoston Residential Mortgage Loans" shall mean the loans listed on Schedule 1.1(c) hereto secured by a first mortgage on a one-to-four family residential property, but excluding the servicing rights related to such loans. Each BankBoston
<PAGE 2> Residential Mortgage Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file related to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date; provided that BankBoston Residential Mortgage Loans shall not include any loan which is Nonperforming.

     "BBNA" shall have the meaning specified in the preamble.

     "BBNA Precious Metals" shall mean all Precious Metals inventory owned by BBNA or Precious Metals which BBNA has the right to receive, whether held by BBNA or a third party and whether segregated from or commingled with other Precious Metals, in each case as exists at the close of business on the Closing Date. Attached hereto as Schedule 1.1(d) is a list of Precious Metals owned by BBNA as of June 30, 1999 consigned to or otherwise delivered to other Persons pursuant to Precious Metals Loans.

     "Board" shall mean the Board of Governors of the Federal
Reserve System.

     "Branch Leases" shall mean the lease agreements for the Branches listed on Schedule 1.1(e) hereto, as such agreements may be amended, renewed or extended in the ordinary course of business.

     "Branches" shall mean the branch offices of Sellers listed on Schedule 1.1(f) hereto.

     "Bridge Facility" shall mean the senior secured bridge facility described in the Commitment Letter.

     "Business" shall mean the Consumer Bank Division, the Small
Business Bank Division, the Commercial Bank Division, and the CRA
Division.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of Connecticut, the Commonwealth of Massachusetts, the State of New Hampshire, or the State of Rhode Island.

     "Business Employees" shall mean the Consumer Bank Employees, the Small Business Bank Employees and the Commercial Bank
Employees.

     "Business Related Employees" shall mean the employees of Sellers (other than Business Employees and Additional Employees) as shall be designated by Sellers from time to time hereafter in
<PAGE 3> writing to Purchaser for possible interviews for
employment with Purchaser following the Closing Date.

      "Capital Transactions" shall mean (a) the Bridge Facility,
(b) the High Yield Financing, (c) the Senior Credit Facility or
(d) the New Equity Issuance, in each case as described in the Commitment Letter.

     "Cash" shall mean all petty cash, vault cash, teller cash, ATM cash and prepaid postage located at the Branches (including foreign currency), in each case as of the close of business at the respective Branch (6:00 p.m. for each automated teller machine) on the Closing Date.

     "Cash Management Employees" shall mean the employees of Sellers listed on Schedule 1.1(g) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the Closing Date but including replacements of such employees made in the ordinary course of business between the date hereof and the close of business on the Closing Date and including any Person who fills a vacant position between the date hereof and the Closing Date to provide cash management services to Customers.

     "Closing" shall have the meaning specified in Section
5.1(a).

     "Closing Date" shall have the meaning specified in Section
5.1(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Collateral Agent" shall mean FNB, in its capacity as collateral agent under the Collateral Agency Agreement.

     "Collateral Agency Agreement" shall mean a Collateral Agency
Agreement to be dated as of the Closing Date among Sellers, Purchaser and the Collateral Agent, in substantially the form of Exhibit P hereto.

     "Collateral Assignment Instruments" shall mean such assignments, financing statements, endorsements, stock powers or other instruments as shall be required under applicable law to transfer to the Collateral Agent in accordance with the terms of the Collateral Agency Agreement the Letter of Credit/Liquidity Support Agreement Collateral and the rights and remedies of Sellers with respect thereto.

     "Columbia Park Facility" shall mean the premises of Sellers (or one or more Affiliates of Sellers) located at 2 Morrissey Boulevard, Dorchester, Massachusetts, being a BankBoston data processing center.
  <PAGE 4>
     "Columbia Park Lease" shall mean a lease agreement to be dated as of the Closing Date between Fleet or an Affiliate thereof (as tenant) and Purchaser (as landlord) for the Columbia Park Facility and containing the terms set forth on Exhibit B hereto, including without limitation terms to the effect that such tenant will lease 200,000 square feet at the rent per square foot indicated on Exhibit B for a term commencing on the Closing Date and ending on the fifth anniversary thereof, and thereafter 100,000 square feet at the rent per square foot indicated on Exhibit B for a term commencing on such fifth anniversary and ending on the eighth anniversary of the Closing Date.

     "Commercial Bank Assets" shall mean the Commercial Bank
Loans and the Precious Metals Assets.

     "Commercial Bank Division" shall mean the Commercial Bank
Assets, the Commercial Bank Liabilities and the Commercial Bank
Employees.

     "Commercial Bank Employees" shall mean the Middle Market
Employees, the Commercial Real Estate Employees, the Precious
Metals Employees, and the Cash Management Employees.

     "Commercial Bank Liabilities" shall mean (a) the Commercial Deposit Liabilities and (b) any and all liabilities and obligations relating to or arising out of the Commercial Bank Assets, to the extent that such liabilities and obligations arise or accrue after the close of business on the Closing Date, but including Unfunded Advances under the Loans included therein.

     "Commercial Bank Loans" shall mean the Middle Market Loans, the Commercial Real Estate Loans, the Precious Metals Loans and the Supplemental Commercial Loans.

     "Commercial Deposit Liabilities" shall mean the Middle
Market Deposit Liabilities, the Commercial Real Estate Deposit
Liabilities and the Precious Metals Deposit Liabilities.

     "Commercial Real Estate Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(h) hereto, and (b) the deposit accounts which are opened between July 1, 1999 and the close of business on the Closing Date by an obligor of a Commercial Real Estate Loan, and (c) deposit accounts which are security for any Commercial Real Estate Loans, including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon all as exists at the close of business on the Closing Date, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.
  <PAGE 5>
     "Commercial Real Estate Employees" shall mean the employees of Sellers listed on Schedule 1.1(i) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the Closing Date, but including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date, and including any Person who fills a vacant position between the date hereof and the Closing Date if such Person would have been a relationship manager for a Commercial Real Estate Loan listed on
Schedule 1.1(j) if such Person had been employed by Sellers in such position on the date hereof.

     "Commercial Real Estate Loans" shall mean (a) the loans listed on Schedule 1.1(j) hereto (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loans) and (b) loans made in the ordinary course of business by the Commercial Real Estate Employees between July 1, 1999 and the close of business on the Closing Date (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions relating to such loans); provided, however, that Commercial Real Estate Loans shall not include any loan described above if such loan, as of the Closing Date, is (a) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (b) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (c) Nonperforming. Each Commercial Real Estate Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "Commitment Letter" shall mean that certain letter dated
September 3, 1999 from Salomon Smith Barney, Inc., Lehman
Commercial Paper Inc. and Lehman Brothers Inc. to Sovereign, a copy of which has been provided to Sellers.

     "Comparable Job" shall mean, with respect to any Business Employee, Additional Employee or Business Related Employee, a position with Purchaser (a) with the same base salary, (b) with
<PAGE 6> reasonably similar employment background and skill set requirements, (c) with no significant changes in work schedule and (d) (i) with respect to a Business Employee, Additional Employee or Business Related Employee who is classified as a non-exempt employee, to be performed within thirty (30) miles of such employee's home or his or her current commuting distance, whichever is greater, or (ii) with respect to a Business Employee, Additional Employee or Business Related Employee who is classified as an exempt employee, to be performed within forty (40) miles of such employee's home or his or her current commuting distance, whichever is greater.

     "Confidentiality Agreement" shall mean that certain letter agreement between Sovereign and Fleet dated as of May 24, 1999.

     "Consigned Precious Metals" shall mean all outstanding
Precious Metals consigned or otherwise delivered on credit by BBNA to its customers pursuant to the Precious Metals Agreements as of the close of business on the Closing Date.

     "Consumer Bank Assets" shall mean the Real Property, the ATMs, the Fixed Assets, the Consumer Bank Loans, the Residential Mortgage Loans, the Cash, the Branch Leases, the ATM Lease Agreements, the Tenant Leases, the Lease Agreements, the Safe Deposit Agreements and all keys for the related safe deposit boxes, and the assigned leases for assets or property described in the proviso to the definition of Excluded Fixed Assets.

     "Consumer Bank Division" shall mean the Consumer Bank
Assets, the Consumer Bank Liabilities and the Consumer Bank
Employees.

     "Consumer Bank Employees" shall mean the employees of Sellers listed on Schedule 1.1(k) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the Closing Date, but including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and including any Person who fills a vacant position between the date hereof and the Closing Date to provide Branch services to Customers.

     "Consumer Bank Liabilities" shall mean (a) the Consumer Deposit Liabilities, (b) any and all liabilities and obligations relating to or arising out of the Consumer Bank Assets, to the extent that such liabilities and obligations arise or accrue after the close of business on the Closing Date, but including Unfunded Advances under the Loans included therein, and (c) the obligations under the assigned leases described in the proviso to the definition of Excluded Fixed Assets.

     "Consumer Bank Loans" shall mean (a) the loans listed on
Schedule 1.1(l) hereto (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional
<PAGE 7> extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date, (b) loans made in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date and linked, including by direct debit, to a Consumer Deposit Liability account (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date, and
(c) any application pending on the Closing Date for a loan which would be linked, including by direct debit, to a Consumer Deposit Liability account if such loan had been made by a Seller prior to the Closing Date, provided, however, that Consumer Bank Loans shall not include any loan described in subsections (a) or (b) above, if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Consumer Bank Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "Consumer Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(m) hereto, (b) deposit accounts which are opened on behalf of a customer by a Consumer Bank Employee between July 1, 1999 and the close of business on the Closing Date, and (c) deposit accounts which are security for any Consumer Bank Loans, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.

     "Contribution Agreement" shall mean that certain
Contribution Agreement dated as of October 28, 1997, as amended on February 20, 1998, by and between Advanta Corporation and Fleet.

     "CRA" shall mean the Community Reinvestment Act (12 U.S.C.
Sections 2901-2907).  <PAGE 8>

     "CRA Assets" shall mean the CRA Loans, the CRA Equity
Holdings and the CRA Commitments.

     "CRA Commitments" shall mean the Sellers' written commitments listed on Schedule 1.1(n) hereto.

     "CRA Division" shall mean the CRA Assets and the CRA
Liabilities.

     "CRA Equity Holdings" shall mean the capital stock, partnership interests and LLC membership interests owned by a Seller and listed on Schedule 1.1(p) hereto.

     "CRA Groups" shall mean the Persons listed on
Schedule 1.1(q) hereof.

     "CRA Liabilities" shall mean any and all liabilities and obligations relating to or arising out of the CRA Assets, to the extent that such liabilities and obligations arise and accrue after the close of business on the Closing Date, but including any Unfunded Advances under the Loans included therein.

     "CRA Loans" shall mean (a) the loans listed on
Schedule 1.1(r) hereof (exclusive of any reserves for loan losses), as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date and
(b) loans made in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date pursuant to the terms of the CRA Commitments (exclusive of any reserves for loan losses), as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date; provided, however, that CRA Loans shall not include any loan described in subsection (a) or (b) above, if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan,
(ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each CRA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "CTA" shall mean the Connecticut Transfer Act (Connecticut General Statutes Section 22a-134 et. seq.)
  <PAGE 9>
     "Customers" shall mean, individually and collectively, (a) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (b) the primary obligors under the Loans and (c) the parties (other than Sellers and their Affiliates) to the Safe Deposit Agreements.

     "Customer Notices" shall have the meaning specified in
Section 10.3(a).

     "Cut-off Date" shall have the meaning specified in Section
3.3(d).

     "Damages" shall have the meaning specified in Section 15.1.

     "Deposit Liabilities" or "Deposit Liability" shall mean, collectively, the Consumer Deposit Liabilities, the Small Business Bank Deposit Liabilities, and the Commercial Deposit Liabilities, but shall exclude the Excluded IRA/Keogh/Employee Pension Plan Deposits and the Excluded Deposits.

     "Designated Employees" shall have the meaning specified in
Section 15.3.

     "Draft Closing Statement" shall mean a draft closing statement dated as of the close of business of the fifth (5th)
Business Day immediately preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto).

     "East Providence Facility" shall mean the offices of Sellers
(or one or more Affiliates of Sellers) located at One BankBoston
Way, East Providence, Rhode Island, being a BankBoston consumer lending call facility.

     "East Providence Lease" shall mean a lease agreement to be dated as of the Closing Date between Fleet or an Affiliate thereof (as tenant) and Purchaser (as landlord) for the East Providence Facility and containing the terms set forth in Exhibit C hereto, including without limitation terms to the effect that such tenant will lease 60,000 square feet at the rent per square foot indicated on Exhibit C for a term commencing on the Closing Date and ending on the third, fourth or fifth anniversary thereof.

     "Employee Pension Plan" shall mean any employee pension plan for which a Seller serves as a trustee, including but not limited to, employee pension benefit plans as defined in Section 3(2) of ERISA, retirement plans qualified under the requirements of
Section 401(a) of the Code, nonqualified deferred compensation plans, excess benefit plans and supplemental executive retirement plans.
  <PAGE 10>
     "Employee Pension Plan Deposit Liability" shall mean a Deposit Liability in an account owned by an Employee Pension Plan.

     "Environmental Consultant" shall have the meaning specified in Section 11.2.

     "Environmental Due Diligence Date" shall mean the thirtieth
(30th) day following the execution hereof or, if such day shall not be a Business Day, the next Business Day thereafter, unless said date is extended in accordance with Section 11.2(c), in which case, said date shall mean the date to which extended thereunder.

     "Environmental Due Diligence Period" shall mean the period commencing on the date hereof and ending on the Environmental Due
Diligence Date.

     "Environmental Hazard" shall mean the presence of any Hazardous Materials in violation of any Environmental Laws.

     "Environmental Laws" shall mean all Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, including, without limitation, laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment, and further including, without limitation, the Comprehensive Environmental Response,
Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Public Health Service Act (42 U.S.C. Section 300 et seq.), the Pollution Prevention Act (42 U.S.C. Section 13101 et seq.), the
Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section
136 et seq.), the Resource Conservation and Recovery Act (42
U.S.C. Section 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.

     "Environmental Remediation" shall mean performing response actions in relation to identified Environmental Hazards, including removal, disposal, treatment or in-place containment actions, which are reasonably required to achieve permanent regulatory closure with respect to such Environmental Hazard in accordance with applicable Environmental Laws.
  <PAGE 11>
     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (11 U.S.C. Section 1101 et seq.)

     "Estimated Payment Amount" shall have the meaning specified in Section 3.2.

     "Estimated Purchase Price" shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement.
XX
     "Excluded Deposits" shall mean all Deposit Liabilities (a) owned by employees of Sellers or their Affiliates (other than Transferred Employees) or Affiliates of Sellers, (b) which were assumed by FNB in connection with the consummation of the transactions contemplated by the Contribution Agreement, in each case as exists at the close of business on the Closing Date and
(c) Consumer Bank Deposit Liabilities not assumed pursuant to
Section 8.3(e).

     "Excluded Fixed Assets" shall mean (a) artwork, supplies, signs, marketing aids, or trade fixtures or equipment in each case specifically identifying or relating to a Seller or any of its Affiliates located at the Facilities, (b) telephone systems located at the Facilities, software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located at the Facilities, (c) copying machines, facsimile machines, scanners, computers, printers, modems, peripheral equipment, electronic teller station hardware and other hardware related to teller stations and platforms located at the Facilities (except for the ATMs), and (d) any other personal property of a Seller or any of its Affiliates identified on Schedule 1.1(t) hereto, less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of the Facilities through the close of business on the Closing Date; provided that to the extent (x) Sellers own (or lease pursuant to a lease agreement to which a Seller or one of its Affiliates is a party covering only) such telephone systems, copying machines, facsimile machines, scanners, computers, printers, modems, peripheral equipment, electronic teller station hardware and other hardware related to teller stations and platforms, (y) Sellers are not restricted or limited in the transfer or assignment thereof under any lease agreement, contract, license or other undertaking, and (z) such transfer or assignment will not void or otherwise materially adversely affect any service or maintenance agreements with respect to any assets or properties retained or leased by Sellers or their Affiliates following the Closing Date, any such owned assets shall be included in the Fixed Assets and any rights under leases assigned by Sellers with respect to such assets or properties shall be included in the Consumer Bank Assets and the obligations under such leases shall be deemed Assumed Liabilities.

     "Excluded IRA/Keogh/Employee Pension Plan Deposits" shall have the meaning specified in Section 12.12(a). <PAGE 12>

     "Facilities" shall mean the Branches, the ATM locations, the Columbia Park Facility and the East Providence Facility.

     "Fair Market Value" shall mean, on any day, with respect to the calculation of the dollar value of Precious Metals, (a) with respect to Gold, Palladium or Platinum, the dollar per ounce Second London Fixing for Gold, Palladium or Platinum, for such day, and (b) with respect to Silver, the dollar per ounce Handy and Harman noon price for Silver for such day, in each case times the number of ounces of Gold, Palladium, Platinum or, as the case may be, Silver, for which such dollar value is being calculated. If no such price is available for a particular day, the Fair Market Value for such day shall be the price for the immediately preceding day for which such price is available. In the event that the London Bullion Brokers or Handy and Harman shall discontinue or alter its usual practice of quoting a price for the applicable Precious Metal(s), the Fair Market Value for such day shall be BBNA's so called "spot price" per an ounce of applicable Precious Metal(s) times the number of such Precious Metal(s) ounces for which a dollar value is being calculated.

     "FBNH" shall have the meaning specified in the preamble.

     "FDIA" shall mean the Federal Deposit Insurance Act of 1991, as amended (12 U.S.C. Sections 1811 et seq.).

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption "Federal Funds (Effective)". H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board.

     "Final" shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

     "Final Approval Date" shall mean, with respect to the transactions contemplated hereby, the date upon which the last of the following has occurred: (a) all Regulatory Approvals have been obtained; (b) all applicable regulatory notices which are required to be published or given prior to consummation of the transactions contemplated hereby have been published or given;
(c) the filing of all applicable regulatory reports; and (d) the expiration of all applicable regulatory comment and waiting periods.
  <PAGE 13>
     "Final Loan Schedule" shall have the meaning specified in
Section 3.3(a).

     "FIRPTA Affidavits" shall mean affidavits pursuant to
Section 1445 of the Code certifying to the non-foreign entity status of a Seller.

     "Fixed Assets" shall mean all of the furniture, fixtures, equipment and other assets of the Sellers set forth on
Schedule 1.1(u) hereto, including but not limited to leasehold improvements, less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Facilities or the Leased Facilities through the close of business on the Closing Date, but excluding the Excluded Fixed Assets (other than the assets described in the proviso to the definition of Excluded Fixed Assets).

     "Fleet" shall have the meaning specified in the preamble.

     "Fleet Boston Divestiture Severance Plan" shall mean a severance plan of Fleet and its Affiliates to be dated as of the Closing Date and containing the terms set forth on Exhibit D hereto.

     "Fleet Residential Mortgage Loans" shall mean the loans listed on Schedule 1.1(v) hereto secured by a first mortgage on a one-to-four family residential property, but excluding the servicing rights related to such loans. Each Fleet Residential Mortgage Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file related to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date; provided, however, that Fleet Residential Mortgage Loans shall not include any loan which is Nonperforming.

     "FNB" shall have the meaning specified in the preamble.

     "Forward Contracts" shall mean all agreements for the purchase or sale by BBNA of Precious Metals for delivery and payment at a future date which have not been consummated as of the close of business on the Closing Date.

     "GAAP" shall have the meaning specified in Section 1.2.

     "Gold" shall mean gold measured in troy ounces having fineness of not less than .9995, without regard to whether such gold is alloyed or unalloyed, in bullion form or contained or processed into other materials which contain elements other than gold.
  <PAGE 14>
     "Hazardous Materials" means (a) any "hazardous material", "hazardous substance", "hazardous waste", "oil", "regulated substance", "toxic substance" or words of similar import as defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon gas, (f) flammable explosives,
(g) radioactive materials, (h) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to any of the Facilities, the environment or the health and safety of employees or other occupants of any of the Facilities and (i) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from any of the Facilities is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

     "High Yield Financing" shall mean the issuance of the high yield securities described in the Commitment Letter.

     "Hiring Commitment" shall mean Purchaser's commitment on or prior to the close of business on the Closing Date to extend an offer of employment for Comparable Jobs in accordance with
Section 9.6 hereof to at least 1352 Additional Employees.

     "Hiring Commitment Adjustment" shall mean, in the event the number of Additional Employees offered Comparable Jobs is less than the Hiring Commitment, an amount equal to such shortfall multiplied by $35,000.

     "Indemnified Party" shall have the meaning specified in
Section 15.3.

     "Indemnitor" shall have the meaning specified in Section
15.3.

     "IRA" shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

     "IRA Deposit Liability" shall mean a Deposit Liability in a deposit account which is an IRA.

     "IRS" shall mean the Internal Revenue Service of the United
States.

     "ISDA Agreements" shall mean those International Securities
Dealer Agreements between a Customer or other Person and a Seller or one of its Affiliates evidencing an ISDA Transaction.

     "ISDA Transactions" shall mean (a) those transactions set forth on Schedule 1.1(x) hereto, as such transactions may be renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date and
(b) any and all interest rate swap, currency swap, forward, hedge or similar transactions entered into between July 1, 1999 and the
<PAGE 15> close of business on the Closing Date which relate to a
Loan, each as exists as of the close of business on the Closing
Date.

     "ISP98" shall mean the International Standby Practices
(ISP98), ICC Publication No. 590.

     "Items" shall mean (a) transfers of funds by wire or through the Automated Clearing House, checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit Liabilities, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

     "Keogh Plan" shall mean an Employee Pension Plan covering self-employed individuals.

     "Keogh Plan Deposit Liability" shall mean a Deposit
Liability in a deposit account which is owned by a Keogh Plan.

     "Knowledge" shall mean, with respect to a Seller, the actual knowledge as of the date hereof, without further investigation, of any of such Seller's officers that hold the title of senior vice president or above and have responsibility with respect to the operations of the Business.

     "Landlord Consents" shall have the meaning set forth in
Section 5.2(e).

     "Lease Agreements" shall mean those lease agreements to be dated as of the Closing Date between Fleet or an Affiliate thereof (as landlord or sublandlord) and Purchaser (as tenant or subtenant) for certain premises located at (a) 75 State Street, Boston, Massachusetts, (b) 1221 Silas Deane Highway, Wethersfield, Connecticut, (c) 100 Pearl Street, Hartford, Connecticut, (d) 15 Westminster Street, Providence, Rhode Island, and (e) One BankBoston Plaza, Providence, Rhode Island, and (f) One Federal Street, Boston, Massachusetts, and containing the terms set forth on Exhibits E(1), (2), (3), (4), (5) and (6) hereto, respectively, and any lease agreement for any premises to be leased pursuant to Section 11.2(e) hereof containing the terms set forth on Exhibit E(7) hereto.

     "Lease Assignments" shall have the meaning set forth in
Section 5.2(d).

     "Leased Facilities" shall mean the premises leased to Purchaser pursuant to a Lease Agreement or Sublease Agreement.

     "Letter of Credit Customer" shall mean an obligor under a Loan for whose account a Letter of Credit was issued.

     "Letters of Credit" shall mean (a) those letters of credit listed on Schedule 1.1(y) hereto, (b) all letters of credit
<PAGE 16> issued in connection with a Loan between July 1, 1999 and the close of business on the Closing Date and (c) any letter of credit applied for by a Customer (but not yet issued by a Seller) as of the Closing Date, each as exists as of the close of business on the Closing Date. To the extent Purchaser shall assume (and the issuing Seller has been released from) any Letter of Credit or Purchaser has issued a replacement letter of credit, whether on or after the Closing Date, each as described in
Section 12.11(c), the assumed or replaced Letter of Credit shall no longer be deemed a "Letter of Credit" hereunder.

     "Letter of Credit/Liquidity Support Collateral" shall mean
(a) all collateral in which a Seller, as issuer of a Letter of Credit or obligor under a Liquidity Support Agreement, has been granted a Lien, security interest or encumbrance, whether pursuant to a pledge, collateral assignment, security agreement, mortgage or otherwise, and (b) any other security for any such Letter of Credit or Liquidity Support Agreement for the benefit of such Seller, including without limitation, any guaranties, subordination agreements, insurance or other credit enhancements and any collateral therefor.

     "Letter of Credit Disbursement" shall mean an amount equal to the sum of (a) the amount drawn under any Letter of Credit in connection with a Request plus (b) all reasonable and customary out-of-pocket charges and expenses which Sellers may pay or incur relative to such Request which are chargeable to the Customer under the related Reimbursement Agreement.

     "License Agreement" shall mean a license agreement between Sellers or an Affiliate of Sellers, as licensor, and Purchaser, as licensee, granting to Purchaser a non-exclusive non-transferable license to use the software owned by such licensor described on Schedule 1.1(w) at no charge and on such other terms as are described on Exhibit Q hereto.

     "Lien" shall mean any lien, easement, restrictions, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

     "Liquidity Support Agreements" shall mean (a) the liquidity support obligations of Sellers or their Affiliates entered into in connection with the Loans listed on Schedule 1.1(z) hereto,
(b) all liquidity support obligations entered into in connection with any Loan between July 1, 1999 and the close of business on the Closing Date and (c) any application pending with Sellers on the Closing Date for liquidity support obligations relating to a Loan, each as exists as of the close of business on the Closing Date. To the extent Purchaser shall have assumed (and the applicable Seller has been released from) all of its obligations under any such Liquidity Support Agreement, whether on or after the Closing Date, the assumed Liquidity Support Agreement shall no longer be deemed a "Liquidity Support Agreement" hereunder.
  <PAGE 17>
     "Liquidity Support Disbursement" shall mean an amount equal to the sum of (a) the amount of the extension of credit or other financial accommodation made available under any Liquidity Support Agreement in connection with a Support Request plus (b) all reasonable and customary out-of-pocket charges and expenses which Sellers may pay or incur relative to such Support Request which are chargeable to the Customer under such Liquidity Support Agreement.

     "Loan Value" shall mean, as of any date, the unpaid principal balance of the Loans, plus Accrued Interest thereon, as set forth in the applicable Seller's general ledger and, for purposes of Section 3.3, on the Final Loan Schedule, less (a) accrued servicing fees under arrangements with third parties to service such Loans, less (b) Accrued Interest which as of the Closing Date shall be outstanding and unpaid for more than ninety
(90) days after it shall have first become due and payable. For purposes hereof, the unpaid principal balance of any Precious Metals Loans denominated in Precious Metals shall be the Fair Market Value of the Precious Metals outstanding thereunder as of the date of determination.

     "Loans" shall mean, collectively, the Consumer Bank Loans, the Residential Mortgage Loans, the SBA Loans, the Small Business
Bank Loans, the Commercial Bank Loans, and the CRA Loans.

     "Material Adverse Effect" shall mean any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operation, results of operations or the financial condition of the Business, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any circumstance, change in or effect on the Business directly or indirectly arising out of or attributable to (a) changes in general economic, legal, regulatory or political conditions, (b) changes in prevailing interest rates, (c) changes in GAAP, (d) any actions taken or omitted to be taken pursuant to this Agreement, (e) changes in the employee base of the Business or (f) the announcement of the transactions contemplated by this Agreement, other agreements entered into in connection with the Merger and relating to the divestiture by Sellers or any of their Affiliates of certain of their respective assets and liabilities or the Merger Agreement.

     "Merger" shall mean the merger of Fleet and BankBoston pursuant to the terms of the Merger Agreement.

     "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of March 14, 1999 by and between Fleet and BankBoston, as the same may be amended or modified from time to time.

     "Middle Market Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(aa) hereto, (b) the deposit
<PAGE 18> accounts which are opened between July 1, 1999 and the close of business on the Closing Date by an obligor of a Middle Market Loan, (c) the deposit accounts which are opened between July 1, 1999 and the close of business on the Closing Date on behalf of a non-borrowing customer by a Middle Market Employee, and (d) deposit accounts which are security for Middle Market Loans, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.

     "Middle Market Employees" shall mean the employees of Sellers listed on Schedule 1.1(bb) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the Closing Date, but including replacements thereof made in the ordinary course of business between the date hereof and the close of business on the Closing Date and including any Person who fills a vacant position between the date hereof and the Closing Date if such Person would have been a relationship manager for a Middle Market Loan listed on Schedule 1.1(cc) if such Person had been employed by Sellers in such position on the date hereof.

     "Middle Market Loans" shall mean (a) the loans listed on
Schedule 1.1(cc) hereto (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loans), (b) loans made in the ordinary course of business by the Middle Market Employees between July 1, 1999 and the close of business on the Closing Date (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loans) and (c) any application pending on the Closing Date for a loan whose relationship manager would be a Middle Market Employee if such loan was made by a Seller prior to the Closing Date; provided, however, that Middle Market Loans shall not include any loan described in subsections (a) or (b) above, if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan or (ii) not current and with respect to
<PAGE 19> which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or
(iii) Nonperforming. Each Middle Market Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien, or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "Negative Deposits" shall mean overdrafts in Deposit
Liability accounts which are not covered by Advance Lines, plus any and all Accrued Interest thereon.

     "New Equity Issuance" shall mean the issuance of common stock described in the Commitment Letter.

     "Nonperforming" shall mean, as of the close of business on the Closing Date, any Loan with respect to which any principal or interest shall be due and unpaid by the borrower thereunder for more than ninety (90) days prior to the Closing Date.

     "Offering Memorandum" shall mean those certain Offering
Memoranda provided to Purchaser pursuant to the terms of the Confidentiality Agreement and describing the Business.

     "Other Capital Transactions" shall have the meaning specified in Section 15.3 hereof.

     "Other Precious Metals Contracts" shall mean all agreements for the present purchase or sale by BBNA of Precious Metals with respect to which the Precious Metals covered thereby have not been delivered to the applicable purchaser as of the close of business on the Closing Date.

     "Outstanding Credit Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn or advanced under each Outstanding Credit Obligation, the determination of such maximum amount to assume (a) compliance with all conditions for drawing or advance under the specific Letter of Credit or Liquidity Support Agreement, and (b) no reduction (i) for any amount drawn under any Outstanding Credit Obligation unless such amount is not to be reinstated under the terms of the specific Letter of Credit or Liquidity Support Agreement, or (ii) for any amount not available to be drawn or advanced under the terms of the specific Letter of Credit or Liquidity Support Agreement.

     "Outstanding Credit Obligations" shall mean, at any time, those Letters of Credit and Liquidity Support Agreements (a) which have not been replaced or terminated, and (b) as to which the applicable Seller has not been released from liability.
  <PAGE 20>
     "Palladium" shall mean palladium measured in troy ounces having a fineness of not less than .9999, without regard to whether such palladium is alloyed or unalloyed, in bullion form or contained in or processed into other materials which contain elements other than palladium.

     "Participation Agreement" shall mean a participation agreement between Sellers and Purchaser to be dated as of the Closing Date covering the Supplemental Commercial Loans, which participation agreement shall be negotiated in good faith between the parties hereto and which shall contain customary terms and conditions.

     "Permitted Liens" shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings,
(b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) landlords' Liens under the Branch Leases and ATM Lease Agreements, (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings, (e) any other Liens affecting the Purchased Assets which do not impede the ownership, operation or value of such Purchased Assets in any material respect and (f) with respect to Consigned Precious Metals, the rights of the applicable Customer of BBNA to the Consigned Precious Metals delivered to such Customer.

     "Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

     "Platinum" shall mean platinum measured in troy ounces having a fineness of not less than .9990, without regard to whether such platinum is alloyed or unalloyed, in bullion form or contained in or processed into other materials which contain elements other than platinum.

     "Precious Metals" means Gold, Silver, Platinum and
Palladium.

     "Precious Metals Agreements" shall mean all consignment agreements, precious metals sales agreements, documents and other agreements evidencing the obligation of a customer of BBNA to purchase and/or redeliver Precious Metals in connection with a Precious Metals Loan.

     "Precious Metals Assets" shall mean, collectively, the Precious Metals Agreements, Consigned Precious Metals, the BBNA Precious Metals, the Other Precious Metals Contracts, the Forward
<PAGE 21> Contracts, the Precious Metals Options and the Precious
Metals Storage Contracts.

     "Precious Metals Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(dd) hereto, (b) the deposit accounts which are opened between July 1, 1999 and the close of business on the Closing Date by an obligor of a Precious Metals Loan, (c) the deposit accounts which are opened between July 1, 1999 and the close of business on the Closing Date on behalf of a non-borrowing customer by a Precious Metals Employee, and
(d) deposit accounts which are security for any Precious Metal Loans, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.

     "Precious Metals Employees" shall mean the employees of Sellers listed on Schedule 1.1(ee) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the Closing Date, but including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date, and including any Person who fills a vacant position between the date hereof and the Closing Date if such Person would be a relationship manager for a Precious Metals Loan listed on
Schedule 1.1(ff) if such Person had been employed by Sellers in such position on the date hereof.

     "Precious Metals Liabilities" shall mean (a) the Precious Metals Deposit Liabilities and (b) any and all liabilities and obligations relating to or arising out of the Precious Metals Assets, to the extent that such liabilities and obligations arise or accrue after the close of business on the Closing Date, but including Unfunded Advances under the Loans included therein.

     "Precious Metals Loans" shall mean (a) the consignments, loans and other extensions of credit listed on Schedule 1.1(ff) hereto (in each instance exclusive of any reserves for loan losses) pursuant to which BBNA does any of the following:
(i) consigns Precious Metals to its customers; (ii) sells Precious Metals to its customers for present delivery but future pricing and payment; or (iii) makes other extensions of credit and all obligations of BBNA to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA
<PAGE 22> Transactions related to such loans), (b) loans,
consignments and other extensions of credit made in the ordinary course of business by the Precious Metals Employees between July 1, 1999 and the close of business on the Closing Date (in each instance exclusive of any reserves for loan losses) and all obligations of BBNA to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loans), and (c) any application pending on the Closing Date for a loan, consignment and other extension of credit whose relationship manager would be a Precious Metals Employee if such loan, consignment or other extension of credit was made by BBNA prior to the Closing Date; provided, however, that Precious Metals Loans shall not include any loan, consignment or other extension of credit, described in subsection
(a) or (b) above if such loan, consignment or other extension of credit, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Precious Metals Loan shall include all documents executed or delivered in connection with such loan, consignment or extension of credit to the extent such documents are in the loan file relating to such loan, consignment or extension of credit, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted, and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "Precious Metals Options" shall mean all outstanding options held by BBNA or granted by BBNA as of the close of business on the Closing Date with respect to the purchase or sale of Precious
Metals.

     "Precious Metals Storage Contracts" shall mean all outstanding contracts of BBNA with third parties for the storage or transportation of Precious Metals as of the close of business on the Closing Date.

     "Purchase Price" shall have the meaning specified in Section
3.1.

     "Purchased Assets" shall have the meaning specified in
Section 2.1(a).

     "Purchaser" shall have the meaning specified in the preamble.
  <PAGE 23>
     "Purchaser Regulatory Approvals" shall have the meaning specified in Section 7.5(a).

     "Purchaser's Account" shall have the meaning specified in
Section 3.2.

     "Purchaser's Letter of Credit" shall mean a standby letter of credit issued by Purchaser in favor of Sellers, in substantially the form of Exhibit F hereto, in a face amount equal to the sum of the aggregate maximum amount available to be drawn or advanced under each Letter of Credit and Liquidity Support Agreement as of the Closing Date, the determination of such maximum amount to assume (a) compliance with all conditions for drawing or advance under the specific Letter of Credit or Liquidity Support Agreement and (b) no reduction (i) for any amount drawn or advanced under any Letter of Credit or Liquidity Support Agreement unless such amount is not to be reinstated under the terms of the specific Letter of Credit or Liquidity Support Agreement or (ii) for any amount not available to be drawn or advanced under the terms of the specific Letter of Credit or Liquidity Support Agreement.

     "Quitclaim Deeds" shall have the meaning specified in
Section 5.2(a).

     "Real Property" shall mean each parcel of real property owned by a Seller on which a Facility is located, and all improvements thereon, all as more fully described on
Schedule 1.1(hh) hereto, including without limitation the Columbia Park Facility and the East Providence Facility.

     "Real Property Purchase Price" shall mean, with respect to any parcel or parcels of Real Property, the purchase price specified on Schedule 1.1(ii) hereto; provided that the purchase price for the Columbia Park Facility and the East Providence Facility shall be reflected as an aggregate amount.

     "Registration Statement" shall mean the registration statement to be filed by Sovereign, registering the New Equity
Issuance under the Securities Act of 1933, as amended.

     "Regulatory Approvals" shall mean the Seller Regulatory
Approvals and the Purchaser Regulatory Approvals.

     "Reimbursement Agreement" shall mean all documents and agreements evidencing, securing or insuring the obligation of a Letter of Credit Customer to repay, or the rights of a Seller to recover, sums paid under a Letter of Credit.

     "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping.
  <PAGE 24>
     "Released Parties" shall have the meaning specified in
Section 15.3.

     "Releasing Parties" shall have the meaning specified in
Section 15.3.

     "Request" shall have the meaning specified in Section
12.11(c).

     "Residential Mortgage Loans" shall mean the Fleet
Residential Mortgage Loans and the BankBoston Residential
Mortgage Loans.

     "Safe Deposit Agreements" shall mean the agreements between a Seller and a Customer or Customers relating to safe deposit boxes located in the Branches as of the close of business on the Closing Date.

     "SBA" shall mean the United States Small Business
Administration.

     "SBA Consents" shall mean all consents necessary to transfer to Purchaser the SBA Loans.

     "SBA Loans" shall mean the loans listed on Schedule 1.1(jj) hereto (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loans), (b) loans made in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date by Small Business Bank Employees or Consumer Bank Employees, which loans are secured by an SBA guaranty, whether in whole or in part (exclusive of any reserves for loan losses) (included within such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loans) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date and (c) any application pending on the Closing Date for a loan whose relationship manager would be a Small Business Bank Employee if such loan were made by a Seller prior to the Closing Date and which loan would be secured by a SBA guaranty, whether in whole or in part; provided, however, that SBA Loans shall not include any loan described in subsections (a) or (b) above if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United
<PAGE 25> States Code, or (iii) Nonperforming; and provided, further, that with respect to any such loan, to the extent that as of the Closing Purchaser shall not have received an SBA Consent, such loan shall no longer be deemed a "SBA Loan" hereunder. Each SBA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "Second London Fixing" shall mean on any determination date, the so-called "second fixing price" quoted by the London Bullion
Brokers' Board of Gold, Palladium or Platinum, as applicable.

     "Seller" shall have the meaning specified in the preamble.

     "Sellers" shall have the meaning specified in the preamble.

     "Seller Regulatory Approvals" shall have the meaning specified in Section 6.16(a).

     "Senior Credit Facility" shall mean the senior secured credit facility described in the Commitment Letter.

     "Servicing Agreement" shall mean a servicing agreement for the Fleet Residential Mortgage Loans to be dated as of the Transfer Date between Purchaser and Fleet Mortgage Corp., a subsidiary of FNB, substantially in the form of Exhibit G hereto for the servicing by Fleet Mortgage Corp. of all the Fleet Residential Mortgage Loans.

     "Silver" shall mean silver measured in troy ounces having fineness of not less than .9999, without regard to whether such silver is alloyed or unalloyed, in bullion form or contained in or processed into other materials which contain elements other than silver.

     "Small Business Bank Assets" shall mean the Small Business
Bank Loans and the SBA Loans.

     "Small Business Bank Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(kk) hereto, (b) the deposit accounts which are opened between July 1, 1999 and the close of business on the Closing Date by an obligor of a Small Business Bank Loan or a SBA Loan, (c) the deposit accounts which are opened between July 1, 1999 and the close of business on the Closing Date on behalf of a non-borrowing small business customer by a Small Business Bank Employee or a Consumer Bank Employee, and (d) deposit accounts which are security for any Small Business Bank Loans, including, without limitation, all passbook
<PAGE 26> accounts, statement savings accounts, checking, Money
Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.

     "Small Business Bank Division" shall mean the Small Business
Bank Assets, the Small Business Bank Liabilities and the Small
Business Bank Employees.

     "Small Business Bank Employees" shall mean the employees of Sellers listed on Schedule 1.1(ll) hereof, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the Closing Date, but including replacements thereof made in the ordinary course of business between the date hereof and the Closing Date, and including any Person who fills a vacant position between the date hereof and the Closing Date if such Person would have been a relationship manager for an SBA Loan listed on Schedule 1.1(jj) or a Small Business Bank Loan listed on Schedule 1.1(mm) if such Person had been employed by Sellers in such position on the date hereof.

     "Small Business Bank Liabilities" shall mean (a) the Small Business Bank Deposit Liabilities, and (b) any and all liabilities and obligations relating to or arising out of the Small Business Bank Assets, to the extent that such liabilities and obligations arise and accrue after the close of business on the Closing Date, but including any Unfunded Advances under the Loans included therein.

     "Small Business Bank Loans" shall mean (a) the loans listed on Schedule 1.1(mm) hereto (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loans), (b) loans made to small businesses in the ordinary course of business by the Small Business Bank Employees or the Consumer Bank Employees between July 1, 1999 and the close of business on the Closing Date (exclusive of any reserves for loan losses) and all obligations of a Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business between July 1, 1999 and the close of business on the Closing Date (included within such loans shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loans), (c) VISA Loans and (d) any application pending on
<PAGE 27> the Closing Date for a loan whose relationship manager would be a Small Business Bank Employee if such loan was made by a Seller prior to the Closing Date; provided, however, that Small Business Bank Loans shall not include any loan described in subsections (a), (b) or (c) above if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Small Business Bank Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, and any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "Stay Bonus Payments" shall mean bonus payments in the amount set forth on Schedule 1.1(nn) hereto to be paid to the employees of Sellers listed on Schedule 1.1(nn) hereto.

     "Sublease Agreement" shall have the meaning specified in
Section 8.3(b).

     "Supplemental Commercial Loans" shall mean the loans and/or loan particpations listed on Schedule 1.1(oo) hereto.

     "Support Request" shall have the meaning specified in
Section 12.11(e) hereto.

     "Swap Market Value of the ISDA Transactions" shall be equal to the aggregate of bid-offer spread for each ISDA Transaction, calculated by a nationally recognized securities dealer mutually acceptable to Fleet and Sovereign and calculated as if an Early Termination Event (as defined in the standard form of ISDA Agreement) has occurred on the Closing Date; provided however, that in the event that Fleet and Sovereign are unable to mutually agree upon such securities dealer, then Fleet shall designate a nationally recognized securities dealer, Sovereign shall designate a nationally recognized securities dealer and such securities dealers shall designate a third nationally recognized securities dealer to calculate such aggregate bid-offer spread.

     "Swap Portfolio Adjustment" shall be an amount equal to the Swap Market Value of the ISDA Transactions.

     "Tenant Leases" shall mean leases or subleases between a Seller, as lessor, and the tenants, if any, listed on
Schedule 1.1(pp) hereto.

     "Transfer Date" shall mean the first Business Day following the Closing Date. <PAGE 28>

     "Transferred Employees" shall mean the Business Employees, the Additional Employees and the Business Related Employees who accept offers of employment from Purchaser as contemplated by
Section 9.6(a).

     "UCC" shall mean the Uniform Commercial Code in effect in the Commonwealth of Massachusetts.

     "UCC Article 5" shall mean Article 5 of the UCC.

     "UCP 500" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500.

     "Unfunded Advance" shall mean an advance requested under a Loan on or prior to the Closing Date pursuant to the terms and provisions of such Loan which the applicable Seller is not obligated to fund until following the Closing Date.

     "VISA Loans" shall mean the VISA credit cards issued to Persons listed on Schedule 1.1(qq) hereto and the receivables related thereto, each as exists at the close of business on the Closing Date; provided, however, that VISA Loans shall not include any such Loan described above if such loan, as of the Closing Date, is (a) subject to a current legal proceeding related to a Customer's inability or refusal to pay such Loan,
(b) not current and with respect to which proceedings are pending against the obligor or obligors of such Loan under Title 11 of the United States Code, or (c) Nonperforming. Each VISA Loan shall include all credit agreements and other documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, and any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

     "WARN Act" shall mean the Worker Adjustment and Retraining
Notification Act, as amended (29 U.S.C. Section 2101, et seq.) and similar state and local laws, regulations and other issuances.

     Section 1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with "generally accepted accounting principles" consistently applied as are in effect from time to time in the United States of America ("GAAP").

                           ARTICLE II

            PURCHASE AND SALE OF PURCHASED ASSETS AND
        ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

     Section 2.1.  Purchase and Sale of Assets; No Other Assets
Purchased.  <PAGE 29>

     (a) Subject to the terms and conditions hereof, including without limitation the assumption by Purchaser of the Assumed Liabilities, as of the close of business on the Closing Date, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all of Sellers' right, title and interest in, to and under certain assets of the Sellers as described below (collectively, the "Purchased Assets"):

          (i)  The Commercial Bank Assets;

          (ii)  The Consumer Bank Assets;

          (iii)  The CRA Assets;

          (iv)  The Small Business Bank Assets;

          (v) All of Sellers' rights with respect to the contracts and relationships giving rise to the Deposit
     Liabilities;

          (vi) The Advance Lines and the Negative Deposits, each as of the Closing Date;

          (vii) All insurance premiums paid by Sellers to the FDIC which are allocated to insurance coverage for the Deposit Liabilities following the Closing Date, to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;

          (viii) All of Sellers' right, title and interest in and to all books and records relating to the Purchased Assets described in the other subsections of this
     Section 2.1(a) and the Assumed Liabilities, as such books and records may exist and as are held by Sellers at the Branches;

          (ix)  The ISDA Agreements; and

          (x) A 100% participation interest in the Letters of Credit and the Liquidity Support Agreements as contemplated by Section 12.11.

     (b) Purchaser understands and agrees that it is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Purchaser has no interest in (i) any other business relationship which Sellers or their Affiliates have or may have with any Customer or (ii) any other customer of Sellers or their Affiliates. Purchaser further understands and agrees that Sellers and their Affiliates are retaining any and all rights and claims which any of them may have, including but not limited to indemnification or reimbursement rights, with respect to the Purchased Assets and
<PAGE 30> the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the business of the Business prior to the Closing unless such rights or claims relate to liabilities, duties, responsibilities and obligations of Sellers arising or accruing on or prior to the Closing Date which are included in the Assumed Liabilities, including without limitation those described in Section 2.2(a)(x)(A).

     Section 2.2. Assumed Liabilities. (a) Subject to the terms and conditions of this Agreement, including without limitation the transfer of the Purchased Assets to Purchaser, on the Closing Date, Purchaser shall assume, and thereafter honor and fully and timely, pay, perform and discharge when due, the following liabilities of Sellers and shall perform all duties, responsibilities, and obligations of Sellers under the following, to the extent that such liabilities, duties, responsibilities and obligations arise or accrue after close of business on the Closing Date (other than those described in Section 2.2(a)(x)(A), which shall not be so limited) (collectively, the "Assumed Liabilities"):

          (i)  The Commercial Bank Liabilities;

          (ii)  The Consumer Bank Liabilities;

          (iii)  The CRA Liabilities;

          (iv)  The Small Business Bank Liabilities;

          (v) All of Sellers' duties and responsibilities relating to the Deposit Liabilities, including without limitation, with respect to: (x) the abandoned property laws of any state; (y) any legal process which is served on a Seller on or before the Closing Date with respect to claims against or related to the Deposit Liabilities; or (z) any other applicable law;

          (vi)  The Assumed Severance Obligations and the Stay
     Bonus Payments;

          (vii) The Advance Lines and the Negative Deposits, each as of the Closing Date;

          (viii) Any of Sellers' accrued and unpaid expenses related to the operations of the Business to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;

          (ix)  The ISDA Agreements;

          (x) Any and all liabilities or obligations of any Seller or Fleet or any of their Affiliates under Environmental Laws relating to, resulting from or arising out of: <PAGE 31>

               (A) Use or operation of the Real Property (other than Real Property leased to Purchaser pursuant to
          Section 11.2 hereof) prior to, on or after the Closing
          Date, or

               (B) Use or operation of the Real Property, the Leased Facilities or the Facilities by the Purchaser on or after the Closing Date,

          in either case including without limitation (1) the presence of any Hazardous Materials or a release or the threat of a release on, at or from the Real Property, the Leased Facilities or the Facilities, (2) investigative, containment, removal, clean up and other remedial actions with respect to a release or the threat of release on, at or from the Real Property, the Leased Facilities or Facilities, or (3) human exposure to any Hazardous Materials or nuisances of whatever kind to the extent the same arise from the condition of the Real Property or Facilities or the ownership, use, operation, sale, transfer or conveyance thereof.

               (xi)  Any and all other liabilities and
     obligations relating to or arising out of the Purchased Assets or Assumed Liabilities to be performed after the Closing or arising out of the operation of the Facilities, the Leased Facilities or the Real Property from and after the Closing Date, but only to the extent that such liabilities or obligations arise or accrue after the close of business on the Closing Date; and

               (xii)  Unfunded Advances under the Loans; and

               (xiii)  The participation obligations as
     contemplated in Section 12.11 relating to the Letters of Credit and the Liquidity Support Agreements.

     (b) Except for the Assumed Liabilities and except as otherwise set forth in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise.

                           ARTICLE III

                    PURCHASE PRICE; PAYMENT;
                   SETTLEMENT; TAX ALLOCATION

     Section 3.1. Purchase Price. The purchase price for the Purchased Assets shall be an amount computed as follows (the "Purchase Price"):
  <PAGE 32>
     (a) An amount equal to twelve percent (12.0%) of Deposit Liabilities transferred to Purchaser as of the close of business on the Closing Date; PLUS

     (b) The aggregate of the Real Property Purchase Prices for all of the Real Property; (other than the Real Property leased pursuant to Section 11.2); PLUS

     (c) The aggregate net book value of the Fixed Assets (other than Fixed Assets not purchased by Purchaser pursuant to
Section 8.3(e)) as reflected on the general ledgers of the applicable Sellers as of the close of business on the Closing
Date; PLUS

     (d) The Loan Value of the Loans as of the close of business on the Closing Date; PLUS

     (e) The aggregate unpaid principal balance of the Advance Lines and the Negative Deposits, plus Accrued Interest thereon (to the extent such Accrued Interest shall be outstanding and unpaid for ninety (90) days or less prior to the Closing Date), each as set forth on the general ledgers of the applicable Sellers, as of the close of business on the Closing Date, PLUS

     (f) The aggregate net book value of the owned ATMs, as set forth on the general ledgers of the applicable Sellers, as of the close of business on the Closing Date; PLUS

     (g) The aggregate amount of Cash as of the close of business on the Closing Date; PLUS

     (h) The aggregate net book value of the CRA Equity Holdings as set forth on the general ledgers of the applicable Sellers, as of the close of business on the Closing Date; PLUS

     (i)  The Fair Market Value of the BBNA Precious Metals
(exclusive of such BBNA Precious Metals already included within a Loan Value of a particular Loan under Section 3.1(d) hereof);
PLUS

     (j) (i) The Swap Portfolio Adjustment, if such adjustment is a positive number or (ii) if the Swap Portfolio Adjustment is a negative number, MINUS the absolute value of the Swap Portfolio
Adjustment; PLUS

     (k)  The Hiring Commitment Adjustment.

     Section 3.2. Payment at Closing. On or prior to the second Business Day immediately preceding the Closing Date, Sellers shall deliver to Purchaser the Draft Closing Statement. On the Closing Date, Sellers shall pay to Purchaser by wire transfer of immediately available funds to such account as Purchaser shall advise Sellers no later than three (3) Business Days prior to the Closing ("Purchaser's Account"), the amount by which the
<PAGE 33> aggregate balance (including Accrued Interest) of the
Deposit Liabilities as of the close of business on the fifth
(5th) Business Day preceding the Closing Date exceeds the Estimated Purchase Price (the "Estimated Payment Amount").

     Section 3.3.  Adjustment of Estimated Payment Amount.

     (a) On or before 12:00 noon on the thirtieth (30th) day following the Closing Date, Sellers shall deliver to Purchaser a statement setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof (including with respect to the Loans a schedule as of the close of business on the Closing Date of the Loans (the "Final Loan Schedule")) and (ii) the amount of Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser as of the close of business on the Closing Date. Sellers shall make available to Purchaser such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth the amount (the "Adjusted Payment Amount") by which the aggregate balance of the Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser exceeded the Purchase Price (including all adjustments and prorations thereto) calculated as of the close of business on the Closing Date.

     (b) On or before 12:00 noon on the sixtieth (60) day following the Closing Date, Sellers shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account, an amount equal to the excess of the Adjusted Payment Amount over the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such excess amount from the Closing Date to but excluding the payment date, or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Sellers by wire transfer of immediately available funds to such account as Sellers shall advise Purchaser, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date to but excluding the payment date. Any payment pursuant to this
Section 3.3(b) shall be treated for all purposes as an adjustment to the Purchase Price.

     (c) In the event (i) Sellers are debited by VISA for a chargeback in respect of a purchase made by a cardholder on an account on or before the Closing Date or a check from a cardholder in payment of amounts owed on a credit card account, which was credited to such account on or before the Closing Date, is returned unpaid by the drawee on or after the Closing Date, or
(ii) Sellers receive a credit on or after the Closing Date with respect to a transaction charged to an account on or before the Closing Date, and such debit or credit is not reflected in the calculation of the Adjusted Payment Amount, Sellers or Purchaser, as the case may be, shall reimburse the other party for such
<PAGE 34> debit, unpaid amount or recovery, without regard to any discount or premium.

     (d) Except as provided in the next sentence, all payments with respect to any Loan received by any Seller or Purchaser on or prior to the close of business on the Closing Date (the "Cut-off Date") shall be the property of Sellers, and all payments with respect to any Loan received by any Seller or Purchaser after the Cut-off Date shall be the property of Purchaser. Any payments with respect to any Loan received by any Seller prior to the Cut-off Date that are not reflected in the calculation of the Adjusted Payment Amount and any payments with respect to any Loan received after the Cut-off Date shall be promptly forwarded by such Seller to Purchaser.

     Section 3.4.  Allocation of Purchase Price.

     (a) Purchaser and Sellers agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated in accordance with Schedule 3.4(a) hereto.

     (b) Purchaser and Sellers shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified on Schedule 3.4(a) hereto. In the event any party hereto receives notice of a tax audit with respect to the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

     (c) If any federal, state or local tax return report or filing by Purchaser or Sellers relating to the transactions contemplated hereby and filed on the basis of the allocation set forth on Schedule 3.4(a) hereto, is challenged by the taxing authority with which such return, report or filing was filed, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall timely keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.

     (d) If either party (including permitted successors and assigns thereof) to this Agreement defaults under this Section 3.4, it shall pay as damages to the other party, so long as such other party is not in default under this Section 3.4, an amount which, after reduction for all income or gain taxes, including without limitation interest and penalties, which would be
<PAGE 35> incurred (calculated at the highest marginal rate
applicable in the relevant jurisdictions) as a result of receiving said amount, is equal to the result (but not less than zero) of subtracting the amount in (ii) below from the amount in
(i) below:

               (i)  The total amount of income or gains taxes
     (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the non-defaulting party with respect to the transactions contemplated hereby; and

               (ii) The total amount of income or gains taxes which would have been incurred (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the non-defaulting party with respect to the transactions contemplated hereby, if such taxing jurisdictions had accepted the allocations specified in
     Schedule 3.4(a) hereto.

     Section 3.5.  Proration; Other Closing Date Adjustments.

     (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Sellers will operate the Facilities for their own account and own the Loans and other Purchased Assets until the close of business on the Closing Date, and that Purchaser shall operate the Facilities, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the close of business on the Closing Date, and shall be settled between Sellers and Purchaser as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled as an adjustment to the Purchase Price and not as adjustments to the Estimated Payment Amount, unless otherwise agreed by the parties hereto.

     (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) amounts prepaid and unused for safe deposit rentals; (ii) rental and other payments under the Branch Leases, ATM Lease Agreements and Tenant Leases, including security deposits; (iii) sales, real estate and use taxes (other than such sales, real estate and use taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Purchaser or Sellers in accordance with Sections 4.1 and 17.1 hereof); (iv) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities; (v) fees for customary annual or periodic assignable licenses or permits that benefit Purchaser; (vi) water, sewer, fuel and utility charges; (vii)
<PAGE 36> amounts received or to be received under the Precious
Metals Options, the Forward Contracts, and the Other Precious Metals Contracts; (viii) amounts prepaid under the Precious Metals Storage Contracts; and (ix) other prepaid items, in each case as of the close of business on the Closing Date; provided that items of proration and other adjustments shall not include commitment and other fees paid in advance by Customers with respect to Loans, Letters of Credit, Liquidity Support Agreements and ISDA Agreements. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date.

     Section 3.6. Post-Closing Adjustments. (a) Following the Closing, the Purchase Price shall be reduced by an amount equal to all properly paid Stay Bonus Payments paid to Transferred Employees during the twelve (12) months following the Closing Date (which amount shall be determined as provided below).

     (b) On the last day of the thirteenth (13th) month following the Closing Date, Purchaser shall deliver to Sellers a statement as to the amount of all Stay Bonus Payments paid to Transferred Employees, including a listing of such Transferred Employees and the amount and date of any such payments made to each such Transferred Employee.

     (c) Unless Sellers shall reasonably object in writing to such statement within thirty (30) days of the receipt thereof by Sellers, Sellers shall pay to Purchaser by wire transfer an amount equal to such Stay Bonus Payments plus interest thereon calculated using the Federal Funds Rate from the date of payment of the respective Stay Bonus Payments to but excluding the date of payment by Sellers, or in the event of such objection, such portion thereof plus interest thereon as determined above as shall not be in dispute.

     (d) In the event of any dispute as to the amount of such Stay Bonus Payments, the parties shall attempt to mutually agree to resolve such dispute for a period of thirty (30) days following notice of any objection by Sellers. If no such resolution is reached, either party may proceed to enforce the terms and provisions of this Section.

                           ARTICLE IV

                              TAXES

     Section 4.1. Sales, Transfer and Use Taxes. Except as otherwise provided in this Agreement, any sales, transfer, use or similar taxes, including but not limited to all transfer taxes required in connection with the transfer of the Real Property to Purchaser, which are payable or arise as a result of this
<PAGE 37> Agreement or the consummation of the transactions
contemplated hereby, shall be paid by Purchaser on the Closing
Date.

     Section 4.2. Information Reports. Purchaser and Sellers shall each provide to the IRS on a timely basis and otherwise as required by law Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit Liability concerning interest paid on, or contributions to and distributions from, the Deposit Liability accounts, as appropriate, for the periods during which Purchaser and Sellers, respectively, administered such accounts, including without limitation, any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents. Sellers shall make such reports for interest paid or credited to Customers through and including the Closing Date and Purchaser shall make such reports after the Closing Date.

                            ARTICLE V

                             CLOSING

     Section 5.1.  Closing Date.

     (a) Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Edwards & Angell, LLP, 101 Federal Street, 23rd Floor, Boston, Massachusetts 02110 at 10:00 a.m. (which Closing shall be effective as of the close of business on the Closing Date) on the Friday next following the seventh (7th) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article XIII hereof (other than obligations to be performed at the Closing), or at such other time or on such other date as Sellers and Purchaser may mutually agree in writing; provided, however, that either Fleet or Purchaser shall be permitted to extend the Closing Date to such date, which shall be no later than April 28, 2000, if such extension is necessary for Sellers to be prepared to convert Sellers' account information as to the Deposit Liabilities and the Loans onto Purchaser's data processing system or for Purchaser to be prepared to accept and process such account information onto Purchaser's data processing system, or at such other place (the day on which the Closing takes place being the "Closing Date").

     (b) It is anticipated that the Transfer Date shall coincide with the conversion of Sellers' account information as to the Deposit Liabilities and the Loans onto Purchaser's data processing system in accordance with the provisions of Schedule
14.1 hereof. Sellers and Purchaser shall each use their commercially reasonable efforts to take such actions, and Sellers
<PAGE 38> and Purchaser shall cooperate with each other, to
ensure that such initial conversion is completed on the Transfer Date. However, notwithstanding the foregoing, in the event of an extraordinary data processing occurrence on or prior to the Transfer Date which prevents such initial conversion, then at either party's option (i) the Closing may be postponed to a date which shall be no later than April 28, 2000, or (ii) the Closing shall take place and the parties shall negotiate in good faith one or more interim servicing agreements in accordance with the provisions of Schedule 14.1 hereof.

     Section 5.2.  Sellers' Deliveries. On or before the Closing
Date, Sellers shall deliver to Purchaser, duly executed and acknowledged where required:

     (a) Deeds for the Real Property in substantially the forms of Exhibits H(1), (2), (3) and (4) hereto, pursuant to which the Real Property (other than Real Property leased pursuant to
Section 11.2 hereof) shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults but with the benefit of any statutory quitclaim covenants (the "Quitclaim Deeds");

     (b) A bill of sale for the Purchased Assets in substantially the form of Exhibit I hereto, pursuant to which the Purchased Assets (other than the Real Property) shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults;

     (c) An assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form of Exhibit J hereto (the "Assignment and Assumption Agreement");

     (d) Lease assignment and assumption agreements with respect to each of the Branch Leases and ATM Lease Agreements in substantially the form of Exhibit K hereto (the "Lease
Assignments");

     (e) Subject to the provisions of Section 8.3, such consents of landlords under the Branch Leases and ATM Lease Agreements as shall be required pursuant to the terms of such Branch Leases and ATM Lease Agreements to the assignment of the Branch Leases and ATM Lease Agreements to Purchaser and (to the extent practicable) to the release of Sellers from liability thereunder (the "Landlord Consents") and any required consents of the landlords to the execution of the Lease Agreements;

     (f) An Officer's Certificate in substantially the form of Exhibit L hereto;

     (g) An opinion of counsel of Sellers and Fleet (which opinion shall not be from in-house counsel), dated the Closing Date, in form and substance reasonably satisfactory to Purchaser to the effect that: (i) each of Sellers and Fleet is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full
<PAGE 39> corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement and the other closing documents delivered and executed by any of the Sellers or Fleet have been duly and validly authorized, executed and delivered by each of Sellers and Fleet and (assuming due authorization, execution and delivery by Purchaser and Sovereign) are legal, valid and binding obligations of each of Sellers and Fleet to the extent it is a party thereto, enforceable against each of Sellers and Fleet in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;

     (h)  The Draft Closing Statement;

     (i) The resignation of Sellers as trustee or custodian, as applicable, with respect to each IRA, Keogh Plan or Employee
Pension Plan deposit account included in the Deposit Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto;

     (j) A limited power of attorney granting Purchaser the authority to execute certain documents on behalf of Sellers in substantially the form of Exhibit M hereto;

     (k)  The Servicing Agreement;

     (l)  The Lease Agreements;

     (m)  The FIRPTA Affidavits;

     (n) Physical possession of all Purchased Assets as are capable of physical delivery;

     (o) Possession of the BBNA Precious Metals in the possession of Sellers, together with an inventory thereof as of the close of business on the Closing Date;

     (p)  The Columbia Park Lease and the East Providence Lease;

     (q) Possession of all loan files held in the Facilities and collateral in the custody of Sellers relating to the Loans;

     (r)  The License Agreement;

     (s)  The Collateral Agency Agreement and the Collateral
Assignment Instruments;

     (t)  The Participation Agreement; and   <PAGE 40>

     (u) Such other documents as are necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

     Section 5.3.  Purchaser's Deliveries.  On or before the
Closing Date, Purchaser shall deliver to Sellers, duly executed and acknowledged where required:

     (a)  The Assignment and Assumption Agreement;

     (b) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, as of the close of business on the Closing Date, of the IRA, Keogh Plan and Employee Pension Plan deposit accounts included in the Deposit Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

     (c) The Lease Assignments and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document in the form and substance reasonably satisfactory to the parties hereto and dated as of the Closing Date;

     (d) An Officer's Certificate in substantially the form of Exhibit N hereto;

     (e) An opinion of counsel of Purchaser and Sovereign (which opinion shall not be from in-house counsel), dated the Closing Date, in the form and substance reasonably satisfactory to Sellers, to the effect that (i) each of Purchaser and Sovereign is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement and the other closing documents executed and delivered by Purchaser or Sovereign have been duly and validly authorized, executed and delivered by each of Purchaser and Sovereign, and (assuming due authorization, execution and delivery by Sellers and Fleet) are legal, valid and binding obligation of each of Purchaser and Sovereign, to the extent it is a party thereto, enforceable against Purchaser and Sovereign in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies of the waiver of rights or remedies;

     (f)  The Servicing Agreement;
  <PAGE 41>
     (g)  The Purchaser's Letter of Credit and the Collateral
Agency Agreement and the Collateral Assignment Instrument;

     (h)  The SBA Consents;

     (i)  The Lease Agreements;

     (j)  The Columbia Park Lease and the East Providence Lease;

     (k)  The License Agreement;

     (l)  The Participation Agreement; and

     (m) Such other documents as are necessary to effect the transactions contemplated hereby as Sellers shall reasonably request.

                           ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers represent and warrant to Purchaser as follows:

     Section 6.1. Organization. Each Seller is a bank duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Fleet is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island.

     Section 6.2. Authority. Each Seller and Fleet has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of each Seller and Fleet, and this Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute, the valid and binding obligations of each Seller and Fleet, enforceable against each Seller and Fleet in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 6.3. Non-Contravention. The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Sellers do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not constitute (a) a material breach or violation of or default under any law, rule, <PAGE 42> regulation, judgment, order, governmental permit or license of Sellers or to which either Seller is subject, which breach, violation, or default would prevent or materially delay Sellers or Fleet from being able to perform their respective obligations under this Agreement in all material respects or (b) a breach or violation of or a default under the articles of association or bylaws of any Seller or Fleet or any material contract to which any Seller or Fleet is a party or by which any of them is bound, which breach, violation or default would prevent or materially delay Sellers or Fleet from being able to perform their respective obligations under this Agreement in all material respects.

     Section 6.4. Compliance with Law. To the Knowledge of Sellers, the business and operations of the Business are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, other than those laws, rules and regulations of governmental authorities the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect.

     Section 6.5. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending as of the date of the Agreement or, to the Knowledge of Sellers, threatened as of the date of the Agreement against or affecting Sellers, (a) which would reasonably be expected to have a Material Adverse Effect or (b) which would prevent or materially delay Sellers or Fleet from being able to perform their respective material obligations under this Agreement in all material respects.

     Section 6.6.  Tenants; Branch Leases.

     (a) Except for the tenants listed on Schedule 1.1(pp) hereto, there are no tenants or, to the Knowledge of Sellers, other occupants of the Facilities owned by Sellers.

     (b) Except as set forth in Schedule 6.6(b) hereto, each of the Branch Leases and ATM Lease Agreements is in full force and effect, and to the Knowledge of Sellers, the Seller which is a party to such Branch Lease or ATM Lease Agreement is not in default under any of its obligations thereunder, except for such defaults which would not have a Material Adverse Effect.

     Section 6.7. Purchased Assets. (a) A Seller or an Affiliate thereof is the lawful owner of each of the Purchased Assets (other than the Real Property), free and clear of all Liens other than Permitted Liens and, except for consents required to transfer the Purchased Assets, on the Closing Date Sellers will have the right to sell, convey, transfer, assign and deliver to Purchaser all of the Purchased Assets.

     (b) A Seller or an Affiliate thereof is the lawful owner of the Real Property as shown on the title commitments related to
<PAGE 43> such Real Property previously delivered to Purchaser, free and clear of all Liens except Liens shown on said title commitments, Permitted Liens and easements and restrictions of record, applicable zoning laws, and the right of any tenants.

     Section 6.8. Loans. (a)(i) Each Loan represents the legal, valid and binding obligation of the related borrower, enforceable by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors' rights generally.

          (ii) Each Loan (A) was originated or purchased by a Seller, (B) to the extent secured is secured by a valid and enforceable Lien in the collateral therefor, which Lien is assignable, and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for practical realization against any collateral therefor.

          (iii) Each Loan complied at the time the Loan was originated in all material respects with all applicable requirements of applicable federal, state, and local laws, and regulations thereunder.

          (iv) The servicing practices of Sellers used with respect to the Loans have been customary industry practices in all material respects.

     (b) Except as set forth in Section 6.8 above, neither Sellers nor Fleet make any representation or warranty of any kind to Purchaser relating to the Loans and neither Sellers nor Fleet shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any document, instrument or agreement in the loan file, including, without limitation, documents granting a Seller a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any obligor, or (vi) any of the warranties set forth in Section 3-417 of the UCC.

     Section 6.9. No Broker. Other than Credit Suisse First Boston Corporation and Keefe Bruyette & Woods (each of whose fees and expenses will be paid solely by Fleet), no broker or finder, or other party or agent performing similar functions, has been retained by Sellers or their Affiliates or is entitled to be paid
<PAGE 44> based on any arrangements, agreements or understandings made by Sellers or their Affiliates in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Sellers or their Affiliates on account of such transactions.

     Section 6.10. Assumed Deposit Liabilities. The Deposit Liabilities are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Sellers.

     Section 6.11. No Assessable Improvements. To the Knowledge of Sellers, no material assessments for public improvements have been made against the Real Property or the Facilities which remain unpaid.

     Section 6.12. No Adverse Notices. No notices or citations of any applicable private restrictions or of the violation of any zoning regulation or other law, rule, regulation or directive of any governmental authority or authorities having jurisdiction relating to the Real Property or the Facilities or any part thereof have been received by Sellers relating to any material matter affecting the Real Property or the Facilities. No notices have been issued and served upon the Sellers or upon the Real Property or the Facilities from or by any constituted authority concerning the making of any required material alterations, repairs or corrections of any condition or act affecting the Real Property or the Facilities which remain uncomplied with or unpaid.

     Section 6.13. No Change in Assessment. To the Knowledge of Sellers, Sellers have not received any notice or order from any governmental authority with respect to any proposed change in valuation of the Real Property or the Facilities for real estate tax purposes from that assessed for the current assessment period.

     Section 6.14. Licenses and Permits. Sellers have all material licenses, permits, easements and rights of way, including proof of dedication, building permits, certificates of occupancy and occupancy permits which are required from any governmental authority having jurisdiction over the Real Property and the Facilities (other than permits or authorizations required pursuant to Environmental Laws) or from private parties as necessary to make use of the Real Property and the Facilities and in order to insure adequate vehicular and pedestrian ingress and egress to the Real Property and the Facilities, except where the failure to hold such licenses, permits, easements and rights of way would not result in a Material Adverse Effect.

     Section 6.15.  No Condemnation.  To the Knowledge of
Sellers, there are no condemnation proceedings or other
<PAGE 45> proceedings in the nature of eminent domain with
respect to the Real Property or the Facilities.

     Section 6.16.  Regulatory Matters.

     (a) The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Fleet and Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to any governmental authority except as set forth on Schedule 6.16 hereto ("Seller Regulatory Approvals").

     (b) There are no pending, or to the Knowledge of Sellers, threatened disputes or controversies between Sellers or Fleet and any federal, state or local governmental authority, including without limitation with respect to capital requirements or year 2000 readiness that (i) would reasonably be expected to prevent or materially delay Sellers or Fleet from being able to perform their respective obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Neither Sellers nor Fleet has received any indication from any federal, state or other governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     Section 6.17. Interim Operations. From May 30, 1999 through the date hereof, other than in connection with the transactions contemplated by this Agreement or any similar agreement relating to the divestiture of assets in connection with the Merger and other than in connection with the transactions contemplated by the Merger Agreement, each Seller has conducted the Business in the usual, regular and ordinary course consistent with past practices.

     Section 6.18.  Limitations on and Disclaimer of
Representations and Warranties and Purchaser's Release in
Connection Therewith. Except as otherwise expressly set forth in this Agreement:

     (a) Neither Sellers nor Fleet make any representations or warranties, express or implied, as to the physical condition of the Fixed Assets or the Precious Metals, except that Sellers and Fleet represent and warrant that the fineness of the Precious Metals, included in the Purchased Assets, which are in the possession of the Sellers shall be not less than the fineness set forth in its respective definition set forth in Article I hereof.

     (b) Neither Sellers nor Fleet make any representations or warranty, express or implied, of any type or nature with respect to the physical condition of the Facilities or Real Property which are being sold "AS IS, "WHERE IS" without recourse and with
<PAGE 46> all faults, without any obligation on the part of the
Sellers. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases and agrees to hold harmless Sellers and Fleet and waives any claims which Purchaser may now or hereafter have against Sellers or Fleet relating to the physical condition of the Facilities or the Real Property from and after the Closing, including without limitation with respect to claims under Environmental Laws or with respect to the presence of Hazardous Materials or with respect to claims under the ADA.

     (c) Neither Sellers nor Fleet make any representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Deposit Liabilities will be maintained by the owners of such Deposit Liabilities at the Branches after the Transfer Date.

     (d) Except as specifically provided for in this Agreement, Sellers and Fleet disclaim and make no representations or warranties whatsoever with respect to the Business, Purchased Assets or Assumed Liabilities, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectibility, documentation or freedom from Liens (in whole or in part) and disclaim any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or information otherwise made or communicated (orally or in writing), to Purchaser in connection with the transactions contemplated hereby (including without limitation, any opinion, information, projection, statement or advice contained in the Offering Memorandum or which may have been provided to Purchaser by any employee, officer, agent, stockholder or other representative of Sellers, Fleet or their Affiliates in connection with the transactions contemplated hereby).

                           ARTICLE VII

         REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
                            SOVEREIGN

     Purchaser and Sovereign represent and warrant to Sellers as follows:

     Section 7.1. Organization. Purchaser is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is a "qualified thrift lender", as defined in 12 U.S.C. Section 1467a. Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     Section 7.2. Authority. Each of Purchaser and Sovereign has the power and authority to enter into and perform this Agreement and any instruments or other documents executed
<PAGE 47> pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of each of Purchaser and Sovereign, and this Agreement constitutes a valid and binding obligation of each of Purchaser and Sovereign, enforceable against each of Purchaser and Sovereign in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 7.3. Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or Sovereign or to which either is subject, which breach, violation or default would prevent or materially delay Purchaser or Sovereign from being able to perform their respective obligations under this Agreement in all material respects, or (b) a breach or violation of or a default under the charter or bylaws of Purchaser or Sovereign or any material contract or other instrument to which either of them is a party or by which either of them is bound which breach, violation or default would prevent Purchaser or Sovereign from performing its obligations under this Agreement in all material respects.

     Section 7.4. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the knowledge of Purchaser or Sovereign threatened against or affecting Purchaser or Sovereign which could prevent or materially delay Purchaser or Sovereign from performing its obligations under this Agreement in all material respects.

     Section 7.5.  Consents and Other Regulatory Matters.

     (a) The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Purchaser and Sovereign do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to (i) any governmental authority except as set forth on Schedule 7.5(a) hereto ("Purchaser Regulatory Approvals") or (ii) any other party.

     (b) There are no pending, or to the knowledge of Purchaser, threatened disputes or controversies between Purchaser or
<PAGE 48> Sovereign and any federal, state or local governmental authority, including without limitation with respect to capital requirements or year 2000 readiness that (i) would reasonably be expected to prevent or materially delay Purchaser or Sovereign from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Neither Purchaser nor Sovereign has received any indication from any federal, state or other governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Assuming consummation of the Capital Transactions and/or borrowings under the Senior Credit Facility and Bridge Facility, Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Purchaser Regulatory Approvals.

     (c) The deposits of Purchaser are insured by the FDIC in accordance with the FDIA, and Purchaser has paid all premiums and assessments when due and has filed all reports required to be filed by it by the FDIC.

     (d) As of the date hereof, without giving effect to the transactions contemplated hereby, (and following the transactions contemplated hereby, including the transactions contemplated by the Commitment Letter), Purchaser: (i) is (or will be following consummation (A) of the Capital Transactions, and (B) the borrowings under the Senior Credit Facility and Bridge Facility) at least "adequately capitalized", as defined in the FDIA; and
(ii) meets (or will meet following consummation of (A) the Capital Transactions and (B) the borrowings under the Senior Credit Facility and Bridge Facility) all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches, and assuming consummation of (A) the Capital Transactions and (B) the borrowings under the Senior Credit Facility and Bridge Facility, no such regulator is likely to, or has indicated that it will, condition any of the Purchaser Regulatory Approvals upon an increase in Purchaser's capital or compliance with any capital requirement, standard or ratio.

     (e) To the knowledge of Purchaser, it will not be required to divest any of the Purchased Assets or Assumed Liabilities or any other asset or liability as a condition to the receipt of any of the Purchaser Regulatory Approvals.

     (f) Purchaser was rated "Satisfactory" or "Outstanding" following its most recent CRA examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened
<PAGE 49> objection by any community group to the transactions contemplated hereby.

Section 7.6.  WARN Act.  Purchaser is not planning or
contemplating, and has not made or taken, any decisions or actions concerning the Transferred Employees after the Closing that would require the service of notice under the WARN Act.

     Section 7.7. Capital Transactions. (a) Purchaser will have by January 31, 2000 sufficient capital to support the acquisition of the Business and to perform Purchaser's other obligations hereunder and under any of the other documents executed in connection herewith; provided, however that Purchaser's obligation to purchase the Purchased Assets and to assume the Assumed Liabilities and to perform Purchaser's other obligations hereunder is not conditioned on raising any equity capital, issuing any debt, obtaining specific financing thereof, obtaining the consent of any lender or any other matter.

          (b) For purposes of this Section 7.7, amounts deposited in escrow shall be deemed to be capital if the release of funds from escrow is subject only to the condition that the parties hereto consummate the Closing on or prior to April 28, 2000 in conformity in all material respects with the terms and with satisfaction of all material conditions of this Agreement in effect as of the date of execution hereof without giving effect to any amendment, waiver or other modification to any material term or condition; provided, however, that notwithstanding the fact that any such funds may be held in escrow, Fleet in its sole and absolute discretion may determine that Purchaser and Sovereign do not have such sufficient capital as of such date in which event Purchaser and Sovereign shall be deemed to have materially breached their representations and warranties under this Section.

     (c) Sovereign has delivered to Fleet a true and complete copy of all agreements, instruments or other documents, including without limitation the Commitment Letter, evidencing any of the Capital Transactions, which agreements, instruments or other documents remain in full force and effect and have not been amended, modified or supplemented in any way.

     Section 7.8. No Broker. Other than Salomon Smith Barney, Inc., Lehman Commercial Paper, Inc. and Lehman Brothers, Inc. (whose fees and expenses will be paid solely by Sovereign), no broker or finder, or any other party or agent performing similar functions, has been retained by Purchaser or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Purchaser or its Affiliates in connection with the transactions contemplated hereby and no brokerage fee or other commission has been agreed to be paid by Purchaser or its Affiliates on account of such transactions.

                     ARTICLE VIII  <PAGE 50>

                      COVENANTS OF SELLERS

     Sellers covenant and agree with Purchaser as follows:

     Section 8.1. Conduct of the Business. (a) From the date hereof through the Closing Date, each Seller shall (i) conduct its business relating to the Purchased Assets and Assumed Liabilities in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its relationships generally with its Business Employees and Customers, and (iii) take no action which would adversely affect or delay the ability of any party hereto to obtain the Purchaser Regulatory Approvals or the Seller Regulatory Approvals or to perform its covenants and agreements under this Agreement; provided, however that Sellers shall be under no obligation to advertise or promote new or substantially new customer services in the principal market area of, or for the benefit of, the Business.

     (b) Without limitation of the foregoing, from the date hereof through the Closing Date no Seller shall:

          (i) Sell, lease or transfer, or agree to sell, lease or transfer any Purchased Assets except for Purchased Assets sold, leased or transferred in the ordinary course of business;

          (ii) Solicit, encourage or induce a Customer to transfer, before the Closing Date, such Customer's business to a branch other than a Branch or otherwise to transfer such Customer's business such that it will not constitute part of the Business;

          (iii)  Make or grant (A) any increase in the
     compensation payable or to become payable greater than four percent (4%) of base salary, to any Transferred Employee, or
     (B) except in accordance with Sellers' normal compensation practices, any increase in any contribution or payment under any of the Sellers' employee benefit plans or arrangements, except in either case in the ordinary course of business;

          (iv) With respect to the Loans, other than in the usual, regular and ordinary course consistent with past practice, amend the terms of any Loan to reduce the interest rate applicable to such Loan to a rate that is below the market rate of interest for similar loans with the same credit rating that are originated by such Seller for its own portfolio at the time of such amendment, if such amendment would, in the aggregate, result in a change in the characteristics of such portfolio of Loans that would have a material adverse effect on the Loan Value of the Loans, taken as a whole; or
  <PAGE 51>
          (v) With respect to the Deposit Liabilities other than in the usual, regular and ordinary course consistent with past practice, solicit, encourage or induce a depositor to transfer any Deposit Liability to a branch other than a Branch, or (B) offer deposit accounts at a Branch at interest rates or on other terms which are different than those offered by such Seller at any branch other than a Branch if such actions described in subsections (A) and (B), would, in the aggregate, have a Material Adverse Effect.

     Section 8.2. Purchaser Regulatory Approvals. Sellers shall use their commercially reasonable efforts to assist Purchaser in obtaining the Purchaser Regulatory Approvals. Sellers shall provide Purchaser or the appropriate governmental authorities with all information reasonably required to be submitted by Sellers in connection with the Purchaser Regulatory Approvals.

     Section 8.3.  Branch and ATM Consents; Other Facilities
Consents.

     (a) Sellers shall use their commercially reasonable efforts (which shall not require any Seller or its Affiliates to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord of a Branch Lease or ATM Lease Agreement, the consent of which is required under the terms of the applicable Branch Lease or ATM Lease Agreement to the assignment of such Branch Lease or ATM Lease Agreement to Purchaser, to execute in favor of Purchaser a Landlord Consent.

     (b) If, despite Sellers' commercially reasonable efforts, a Landlord Consent to assignment of a Branch Lease or ATM Lease Agreement cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Sellers shall, if permitted without the consent of the Landlord under the Branch Lease or ATM Lease Agreement, sublease the Branch or ATM location to Purchaser pursuant to a sublease agreement which shall be for the remainder of the existing term of the Branch Lease or ATM Lease Agreement, as applicable, and which shall provide for Purchaser to perform all of the obligations of Sellers under such Branch Lease or ATM Lease Agreement and which otherwise shall contain mutually agreeable terms (a "Sublease Agreement").

     (c) If Sellers shall be unable to deliver (i) a Landlord Consent with respect to a Branch Lease or ATM Lease Agreement or
(ii) a Sublease Agreement, Sellers shall make available to Purchaser space at such Branch or ATM location necessary for the operations of the applicable Branch or ATM pursuant to a Use and Occupancy Agreement substantially in the form of Exhibit O hereto.

     (d) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement
<PAGE 52> to assign any Purchased Asset, contract, Deposit
Liability or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of any Seller thereunder or be contrary to applicable law. If any such consent or approval is not obtained, Sellers will use their commercially reasonable efforts (which shall not require any Seller or its Affiliates to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Purchaser insuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following the Closing; provided, however, that Sellers shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain the same as set forth in this Section 8.3 and Purchaser shall remain obligated to close the transactions contemplated herein, subject to the other provisions hereof, and shall have no remedy for Sellers' failure to obtain any such consent or approval or to provide any such alternative arrangement.

     (e) Notwithstanding anything to the contrary contained in this Agreement, if Sellers are unable to obtain for Purchaser the right to occupy a Branch, whether pursuant to a Landlord Consent or a Sublease Agreement, Purchaser may elect, if in the reasonable opinion of counsel to Purchaser the applicable Branch Lease or ATM Lease Agreement does not authorize Sellers to enter into a Use and Occupancy Agreement with respect thereto, not to enter into such Use and Occupancy Agreement. Notwithstanding such election, Purchaser shall not be entitled to terminate this Agreement and Purchaser shall remain obligated to perform all of its obligations hereunder, including without limitation, the assumption of the Deposit Liabilities and the payment of the full Purchase Price without any reduction or adjustment; provided that Purchaser shall not be obligated to assume such Branch Lease or ATM Lease Agreement or to purchase the Fixed Assets associated with the applicable Branch or ATM location and, with respect to any such Branch, subject to approval of the United States Department of Justice Purchaser shall not be entitled nor obligated to acquire and assume the Consumer Bank Deposit Liabilities of Customers whose accounts with respect to such Consumer Bank Deposit Liabilities are maintained at such Branch.

     Section 8.4. Nonsolicitation. For a period of two (2) years following the Closing Date, no Seller and no Affiliate of any Seller shall use any list of Customers as a means to offer the same or similar products and services of the Business to any Customer as was provided to such Customer by the Business immediately prior to the Closing Date. Notwithstanding the foregoing sentence, Sellers and their respective Affiliates shall be permitted to (a) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily
<PAGE 53> directed to or targeted at the Customers, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with the public (including the Customers generally), (b) engage in other lending, deposit, safe deposit, trust or other financial services relationships,
(c) respond to unsolicited inquiries, and (d) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     Section 8.5. Nonsolicitation of Purchaser's Employees. (a) In consideration of the consummation of the transactions contemplated hereby, each Seller agrees that, for a period of two
(2) years following the Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any Transferred Employee; provided, however, that this Section 8.5 shall not apply (i) if any such employee has been terminated by Purchaser or any of its Affiliates for any reason or (ii) if such employee is hired by a Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

     (b)  For a period of two (2) years following the Closing
Date, Sellers shall notify Purchaser in writing, within thirty
(30) days of the date of hire, of any Seller's hiring of any then current employee of Purchaser or its Affiliates.

     Section 8.6. Additional Employees. Sellers shall use commercially reasonable efforts to designate employees of Sellers to be interviewed by Purchaser for purposes of satisfying its obligation to offer employment to the specified number of Additional Employees pursuant to the Hiring Commitment and
Section 9.6, whose functional descriptions shall conform to those previously provided by Purchaser to Sellers.

     Section 8.7. Regulatory Approvals and Standards. Sellers shall use commercially reasonable efforts to obtain as expeditiously as possible the Seller Regulatory Approvals and will file within sixty (60) days after the execution of this Agreement all necessary applications of Sellers to obtain the Seller Regulatory Approvals. Sellers shall supply to Purchaser, at least five (5) Business Days prior to filing, copies of all proposed regulatory applications and filings (other than the confidential portions thereof) and will use commercially reasonable efforts to reflect any material comments of Purchaser in such filings. As of the Closing Date, Sellers will satisfy any and all of the standards and requirements reasonably within their control imposed as a condition to obtaining or necessary to comply with the Seller Regulatory Approvals. Sellers shall pay any fees charged by any governmental authorities to which they
<PAGE 54> must apply to obtain any of the Seller Regulatory
Approvals. Sellers shall not take any action which would adversely affect or delay the ability of any other party hereto to obtain any `Regulatory Approval or to perform its covenants and agreements under this Agreement. Sellers shall notify the Purchaser promptly (and in no event later than 24 hours following notice) of any significant development with respect to any application or notice filed by Sellers with any governmental authority in connection with the transactions contemplated by this Agreement.

     Section 8.8. No Shop. Except during any period during which Fleet or any Seller are exercising their rights pursuant to
Schedule 9.8(b) hereof and except as otherwise agreed to by the parties hereto in writing, neither Fleet nor any Seller nor any of their Affiliates shall authorize or permit any of their directors, officers, employees or agents, to directly or indirectly respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, the sale or disposition of all or any portion of the Purchased Assets, the Assumed Liabilities or the Business.

                           ARTICLE IX

                   COVENANTS OF PURCHASER AND
                            SOVEREIGN

     Purchaser and Sovereign covenant and agree with Sellers as follows:

     Section 9.1.  Regulatory Approvals and Standards.

     (a) Purchaser will use its commercially reasonable efforts to obtain as expeditiously as possible the Purchaser Regulatory Approvals and SBA Consents. Purchaser will file by September 30, 1999 (except any state regulatory approval Purchaser determines to be required which shall be filed by October 15, 1999) all necessary initial applications of Purchaser to obtain the Purchaser Regulatory Approvals and will obtain the Purchaser Regulatory Approvals on or before January 15, 2000. Purchaser will also file within sixty (60) days after the execution of this Agreement all necessary applications of Purchaser to obtain the SBA Consents. Purchaser will supply to Sellers, at least five (5) Business Days prior to filing, copies of all proposed regulatory applications and filings (other than the confidential portions thereof) and will use reasonable efforts to reflect any material comments of Sellers in such filings. As of the Closing Date, Purchaser will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with the Purchaser Regulatory Approvals and the SBA Consents. Purchaser shall pay any fees charged by any governmental authorities to which it must apply to obtain any of the Purchaser Regulatory Approvals or the SBA Consents.
<PAGE 55> Purchaser shall take no action which would adversely affect or delay the ability of any other party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Purchaser shall notify Sellers promptly (and in no event later than 24 hours following notice) of any significant development with respect to any application or notice Purchaser files with any governmental authority in connection with the transactions contemplated by this Agreement.

     (b) Purchaser shall use commercially reasonable efforts to assist Sellers in obtaining any Seller Regulatory Approvals. Purchaser shall provide Sellers or appropriate governmental authorities with all information reasonably required to be submitted by Purchaser in connection with the Seller Regulatory Approvals.

     (c) From the date hereof through the Transfer Date, Purchaser shall (i) remain at least "adequately capitalized", as defined in the FDIA, (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches and
(iii) maintain its CRA ratings.

     (d) Purchaser hereby confirms that after the Transfer Date it is Purchaser's intention to conduct a banking business at the Branches, and therefore as of the date of this Agreement it is not expected that the transactions contemplated by this Agreement will result in the closing, consolidation or relocation of any of the Branches. Purchaser agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and customers in the event Purchaser should at any time determine to close, consolidate or relocate any of the Branches or to close, consolidate or relocate any branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement.

     Section 9.2. Consents; Compliance with Law. Purchaser shall provide such financial and other information as shall be reasonably requested by landlords under the Branch Leases and ATM Lease Agreements and in connection with obtaining landlords' consents to the Lease Agreements. Notwithstanding anything to the contrary contained herein, Purchaser agrees that the form of Landlord Consent with respect to a Branch Lease or an ATM Lease Agreement and in connection with the Lease Agreements, may be modified at the request of a landlord to incorporate any and all conditions, terms and agreements such landlord may require with respect to such landlord's required consent to the assignment of such Branch Lease or ATM Lease Agreement to Purchaser; provided that such conditions, terms and agreements do not constitute a material or monetary modification or alteration of the terms, covenants and conditions of such Branch Lease or ATM Lease
<PAGE 56> Agreement or to the respective Seller's lease of those premises which will be subleased to Purchaser pursuant to the Lease Agreements or otherwise impose any material burden on Sellers or Purchaser not otherwise contemplated by such Branch Lease or ATM Lease Agreement or by the Lease Agreements.

     Section 9.3. Solicitation of Accounts. Prior to the Closing Date, neither Purchaser nor any of its Affiliates shall solicit Customers through advertising specifically referencing or specifically targeted to such Customers for the purpose of
(a) inducing such Customers to close Deposit Liability accounts and open deposit accounts directly with Purchaser or any of its Affiliates, or (b) causing the transfer of all or a portion of an existing Deposit Liability from any Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such Customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Customers through branch offices of Purchaser,
(iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services offered by Purchaser and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     Section 9.4. Nonsolicitation of Sellers' Employees. (a) In consideration of, among other things, the willingness of Sellers to provide Purchaser with the opportunity to interview and hire the Business Related Employees, Purchaser and its Affiliates agree that, except in accordance with this Section 9.4, for a period of two (2) years following the Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Sellers or otherwise interfere with Sellers' employment relationship with, any employee or officer of Sellers or any of their respective Affiliates who is not employed by Purchaser pursuant to Section 9.6; provided, however, that this
Section 9.4 shall not apply (i) if any such employee has been terminated by Sellers or any of their Affiliates for any reason,
(ii) if such employee is hired by Purchaser or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Sellers, or
(iii) if Fleet indicates by written consent that it shall not apply to any employee.

     (b)  For a period of two (2) years following the Closing
Date, Purchaser shall notify Sellers in writing, within (30) days of the date of hire, of Purchaser's hiring of any then current employee of Sellers or their Affiliates.

     Section 9.5.  Recording of Instruments of Assignment.
  <PAGE 57>
     (a) No later than ten (10) Business Days following the Closing Date, Purchaser shall have recorded all deeds relating to the Real Property.

     (b) No later than six (6) months following the Closing Date, Purchaser shall have recorded all other instruments required, necessary or desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities, including, without limitation, all assignments of mortgage, financing statements, and security agreements relating to the Loans.

     Section 9.6.  Transferred Employees.  Purchaser covenants to
Sellers that it will do or cause the following to occur:

     (a) No later than the Final Approval Date, Purchaser shall offer employment beginning as of the Closing Date to all Business Employees and at least one thousand three hundred fifty two
(1352) Additional Employees upon terms and conditions described in subsection (c) below and subject to the Closing. Purchaser may but shall not be obligated to offer employment to any Business Related Employee on the same terms as required hereunder for offers of employment to Business Employees; provided, however, that Purchaser must offer employment to such Business Related Employees no later than thirty (30) days following the date on which a list of such Business Related Employees is provided to Purchaser. The position offered to each Business Employee, each Additional Employee and each Business Related Employee must be a Comparable Job. Subject to the provisions of this Section 9.6, Transferred Employees will be subject to the employment terms, conditions and rules applicable to other employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee.

     (b) Effective as of the Closing Date, Purchaser shall assume the Fleet Boston Divestiture Severance Plan and all obligations for all severance benefits payable pursuant to such plan (the "Assumed Severance Obligations") to any Business Employee to whom Purchaser does not provide a Comparable Job in accordance with Section 9.6(a) hereof; provided, however, that transitional assistance programs for which Purchaser shall be responsible under the Fleet Boston Divestiture Severance Plan shall be limited to outplacement services. For a period of one
(1) year following the Closing Date, Purchaser shall provide severance benefits to any Transferred Employee who is terminated by Purchaser on or after the Closing Date pursuant to the terms of the Fleet Boston Divestiture Severance Plan. Purchaser shall compute severance benefits by giving all Transferred Employees full credit for all years of service with Sellers, their Affiliates and predecessors. After the one (1) year period provided for herein, Purchaser shall provide Transferred Employees with severance benefits in accordance with Purchaser's
<PAGE 58> severance policy, if any, crediting Transferred
Employees with years of service as provided under this Agreement.

     (c)  Each Business Employee, Additional Employee and
Business Related Employee shall be offered employment subject to the following terms and conditions:

          (i) Salary or base wages shall be equivalent to the base salary or base wage paid by the applicable Seller to such employee as of the close of business on the Closing Date until such time that Purchaser's compensation policies would entitle such employee to an increased salary or base wage; and

          (ii) Vacation benefits shall be equivalent to vacation benefits provided by the applicable Seller to such employee as of the close of business on the Closing Date, until December 31, 2000. Any vacation balance to which such employee is entitled in the year of Closing shall carry over to Purchaser. As of January 1, 2001, Transferred Employees shall receive in the aggregate for vacation, sick and personal days the amount of paid time off to which they are entitled under Purchaser's policies as in effect then and from time to time thereafter.

     (d) Purchaser shall treat each Transferred Employee as a new hire of Purchaser (other than a Transferred Employee who is not a full-time active employee, who for purposes of this Section 9.6(d) shall not be treated as a new hire under this Section 9.6(d) until such Transferred Employee becomes a full-time active employee of Purchaser) but shall provide each Transferred Employee with the following:

          (i) Each Transferred Employee will be eligible to participate in any qualified profit sharing plan/40l(k) plan or plans of Purchaser, based on each plan's eligibility criteria as of the close of business on the Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with a Seller, its Affiliates and predecessors in determining eligibility to participate, vesting and level of matching contributions in such plan or plans.

          (ii) Each Transferred Employee will be eligible to participate in the Purchaser's qualified employee stock ownership plan, based on such plan's eligibility criteria as of the close of business on the Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with a Seller, its Affiliates and predecessors in determining eligibility to participate, vesting, benefit accrual and eligibility to receive benefits in Purchaser's pension plan(s); provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of any benefit for any period of
     <PAGE 59> service and (ii) such Transferred Employee shall become eligible to participate in Purchaser's employee stock ownership plan on January 1, 2001 if he or she is employed by Purchaser or one of its Affiliates as of such date.

          (iii) Each Transferred Employee will receive credit for years of service with a Seller, its Affiliates and predecessors for purposes of calculation of benefits and waiting period eligibility (except as provided in subparagraph (d)(ii) above) in Purchaser's other miscellaneous benefits programs, including but not limited to, vacation, severance, leaves of absence, education assistance, sick leave, short and long-term disability plans and other similar benefits.

          (iv) On the Closing Date each Transferred Employee (other than a Transferred Employee who is not a full-time active employee, who for purposes of this Section 9.6(d)(iv) shall not be treated as a new hire under Section 9.6(d)(iv) until such Transferred Employee becomes a full-time active employee of Purchaser) will become immediately eligible to participate in the Purchaser's health and welfare plans, including but not limited to, dental, life insurance and short and long-term disability plans, as such plans may exist, on the same basis as other similarly-situated employees of Purchaser. Purchaser shall waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents. Purchaser shall cause each such Transferred Employee to be eligible as of the Closing Date for at least the amount of insurance coverage that he or she maintained under the applicable Seller's plans, without requiring such Transferred Employee to provide any evidence of insurability, except to the extent that the amount of such Transferred Employee's insurance coverage exceeds $680,000;

          (v) Upon conclusion of his or her short term disability or temporary leave of absence, subject to the terms and conditions of Purchaser's plans and policies and applicable law, each Transferred Employee on such leave as of the Closing Date (other than a Transferred Employee who is not a full-time active employee, who for purposes of this
     Section 9.6(d)(v) shall not be treated as a new hire under this Section 9.6(d)(v) until such Transferred Employee becomes a full-time active employee of Purchaser) shall receive the greater of the salary and vacation benefits in effect (y) when he or she went on leave or (z) upon the conclusion of such leave to the extent that such Transferred Employee is entitled to any pay increase or vacation entitlement during such leave of absence pursuant to the applicable Seller's leave of absence policies, shall otherwise be treated as a Transferred Employee and shall be offered by Purchaser the same or a substantially equivalent
     <PAGE 60> position to his or her position with Sellers prior to the leave; and

          (vi) To the extent that Purchaser provides any Transferred Employee with benefit or other plans and such plans accept cash roll-overs, Purchaser shall allow such Transferred Employee to roll over into such plans any cash distributions or contributions received from Sellers or their respective plans, including any outstanding loan balances from a Seller's qualified or thrift retirement plan.

     (e)  No later than one (1) year following the Closing Date
Purchaser shall pay the Stay Bonus Payments.

     (f) Purchaser shall be responsible for all obligations (including obligations to provide notices) or liabilities, if any, which may arise in connection with any Transferred Employee under the WARN Act. Purchaser shall indemnify and hold Sellers harmless for any WARN Act obligations or liabilities of Sellers that are triggered by any mass layoff, plant closing or other employment action by Purchaser within the ninety (90) day period following the Closing Date.

     Section 9.7. Interviews. Purchaser shall be solely responsible for any acts or omissions which are wrongful, illegal or in contravention of this Agreement made by it in connection with interviewing or hiring the Business Employees, Additional Employees and Business Related Employees. Purchaser shall reimburse the Business Employees, Additional Employees and Business Related Employees (if applicable) for transportation costs to and from the location where Purchaser shall interview such employees.

     Section 9.8.  Additional Requirements.

     (a) Sovereign shall file the Registration Statement by no later than September 30, 1999. Sovereign will supply to Sellers, at least five (5) days prior to filing, a draft of the proposed Registration Statement and will use reasonable efforts to reflect any material comments of Sellers in such filings. Sellers will use commercially reasonable efforts upon request to assist Sovereign in providing any required information for such filing.

     (b) Purchaser and Sovereign shall comply with the terms of
Schedule 9.8(b) hereof.

     (c) Upon execution of any agreement, instrument, debenture, note, or other documentation with respect to any Capital Transaction, or any amendment, modification or termination thereof, and upon execution of any agreement, instrument, debenture, note or other documentation with respect to any other transaction the purpose of which is to raise Purchaser's capital to support the acquisition of the Purchased Assets or the Assumed
<PAGE 61> Liabilities, Purchaser and Sovereign will provide a copy thereof to Fleet, certified by the Chief Financial Officer of Sovereign to be a true and correct copy thereof.

     Section 9.9.  No Other Transactions.  Except as described on
Schedule 9.9 hereto, between the date hereof and the Closing Date neither Purchaser nor Sovereign nor any of their Affiliates will undertake or agree to undertake any material acquisition of the business, assets (except loan portfolios and other assets acquired in the ordinary course of business) or equity interests of any Person, directly or indirectly, whether by merger, consolidation, combination, subscription, purchase or otherwise.

Section 9.10. Sovereign Bancorp, Inc. Guaranty. Subject to the terms and conditions of the Agreement, Sovereign hereby guarantees the performance by Purchaser of Purchaser's obligations (a) hereunder, and (b) under any other agreements made or documents executed in connection herewith.

                            ARTICLE X

          ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS

     Section 10.1. Access by Purchaser. Upon execution of this Agreement, Sellers shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon one (1) Business Days notice to Sellers to the Facilities, Business Employees, Additional Employees, Business Related Employees, depository records, Loan files, books and records and all other documents and other information relating to the Facilities, the Business, the Purchased Assets, the Assumed Liabilities and the Transferred Employees as Purchaser may reasonably request; provided that a representative of Sellers shall be permitted to be present at all times and provided further that with respect to information concerning Business Employees, Additional Employees and Business Related Employees, Sellers' sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of the Business Employees, Additional Employees and Business Related Employees and Sellers shall not be required to provide Purchaser with access to or copies of any personnel files or other individualized employee files or documents, all of which shall remain the sole property of Sellers. Notwithstanding the foregoing, in no event shall Sellers be required to provide
(a) any information that is not available from Persons who are not Affiliates of Sellers on commercially reasonable terms which Sellers', in their sole discretion, deem proprietary, including without limitation, Sellers' "credit scoring" system, branch or credit practices, policies or procedures, or staffing models,
(b) any information which is protected by the attorney-client privilege, or (c) its or any of its Affiliates' tax returns.

     Section 10.2.  Communications to Employees; Training.
  <PAGE 62>
     (a) Sellers and Purchaser agree that promptly following the execution of this Agreement, meetings shall be held at such location as Purchaser and Sellers shall mutually agree, provided that representatives of Sellers shall be permitted to attend such meetings, to announce Purchaser's proposed acquisition of the Business to the Business Employees. Sellers and Purchaser shall mutually agree as to the scope and content of all communications to the Business Employees, Additional Employees and Business Related Employees. Except as specifically provided in this
Section 10.2, in no event shall Purchaser contact any Business Employee, Additional Employee or Business Related Employee without the prior written consent of Sellers, which will not be unreasonably withheld.

     (b) At mutually agreed upon times following the initial announcement described in Section 10.2(a), Purchaser shall be permitted to meet with the Business Employees, Additional Employees and Business Related Employees to discuss employment opportunities with Purchaser, provided that representatives of Sellers shall be permitted to attend any such meeting. From and after the Final Approval Date, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Sellers may agree, with the Business Employees, Additional Employees and Business Related Employees (if applicable) and may, with Sellers' consent, which will not be unreasonably withheld, conduct such training seminars at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Sellers' normal business operations. Purchaser shall reimburse the Business Employees, Additional Employees and Business Related Employees (if applicable) for transportation costs to and from the locations where Purchaser shall train such employees and compensate the Business Employees, Additional Employees and Business Related Employees (if applicable) or reimburse Sellers at the Business Employees, Additional Employees and Business Related Employees (if applicable) respective applicable standard or overtime rates for the time spent in such training.

     Section 10.3.  Communications with Customers.

     (a) Following the Final Approval Date but not earlier than thirty (30) days prior to the anticipated Closing Date, Purchaser shall send statements to the Customers announcing the transactions contemplated hereby (such statements being herein called "Customer Notices"). The form and content of each Customer Notice shall be subject to the approval of both parties and the cost of printing and mailing the Customer Notices shall be borne solely by Purchaser (except as provided in Section 12.17 hereof). Following the Final Approval Date, Purchaser shall also be entitled to provide solely at its own expense such other notices or communications to Customers relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and
<PAGE 63> the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Sellers, which approval shall not unreasonably be withheld or delayed.

     (b) Except as specifically provided herein, in no event will Purchaser or its Affiliates contact any Customers prior to the Final Approval Date without the prior written consent of Sellers which may be granted or withheld in their sole discretion; provided that Purchaser may contact Customers in connection with (i) advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers,
(ii) lending, deposit, safe deposit, trust or other financial services relationships of Purchaser with Customers through branch offices of Purchaser existing as of the date hereof,
(iii) unsolicited inquiries by Customers to Purchaser with respect to banking or other financial services provided by Purchaser, and (iv) notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

                           ARTICLE XI

                           FACILITIES

     Section 11.1. Connecticut Transfer Act. Purchaser agrees that certain Real Property on which some or all of the Facilities in Connecticut are located may be "establishments" within the meaning of the CTA and that it is Purchaser's sole and exclusive responsibility (a) to determine the "establishment" status for each such property and Facility, (b) to perform, at its sole cost and expense, including, without limitation, preparing and executing appropriate forms and making any other necessary filings required under the CTA, any requirement under the CTA for investigations or assessments, and any remediations of contamination at or emanating from such property, and (c) to pay any transfer fees due the Connecticut Department of Environmental Protection and other related fees or costs; provided, that Sellers shall execute and deliver to Purchaser and the Connecticut Department of Environmental Protection such forms as may reasonably be required to be executed by Sellers in conformance with the CTA and provided that Purchaser shall have submitted to Sellers such assessments or other supporting documentation as may reasonably be required to support Sellers' certifications and execution of such forms. By closing this transaction, Purchaser hereby releases Sellers and their Affiliates and waives any claims which Purchaser may now or hereafter have against Sellers or their Affiliates arising under the CTA, including, without limitation, Section 22a-134b thereof (regarding recovery of damages by a transferee from a transferor).

     Section 11.2.  Environmental Due Diligence.
  <PAGE 64>
     (a) Purchaser may conduct, and if so, shall complete within the Environmental Due Diligence Period and at Purchaser's own expense, environmental investigations for purpose of identifying Environmental Hazards, including, at Purchaser's election, so-called "Phase I" assessments and/or "Phase II" subsurface investigations, by an independent, qualified environmental engineer or consultant ("Environmental Consultant") of the Real Property during the Environmental Due Diligence Period, provided that Purchaser shall use its commercially reasonable efforts to commence any such investigation within five (5) Business Days from the date hereof.

     (b) In the event any such environmental investigation involves any subsurface investigation of any of the Real Property, Purchaser shall provide not less than five (5) Business Days notice of same to Sellers, identifying the particular Real Property involved and describing generally the location and extent of the subsurface investigation to be conducted.

     (c) In the event that any such environmental investigations are not completed within the Environmental Due Diligence Period through no fault of Purchaser or its Environmental Consultant, Purchaser may request, prior to the expiration of the initial thirty (30) day period, an extension of the Environmental Due Diligence Period for a reasonable period of time, not exceeding thirty (30) days, solely to permit completion of such investigations, and Sellers shall approve same, such approval not to be unreasonably withheld or delayed. If so approved, the Environmental Due Diligence Period shall be deemed to extend for such additional period of time.

     (d) In the event that as a result of such investigation, potential Environmental Hazards are disclosed, the Environmental Remediation of which, in the reasonable judgment of Purchaser's Environmental Consultant, is or will be the responsibility of Sellers, or of Purchaser should it acquire such parcel, and which in the reasonable judgment of Environmental Consultant to a reasonable degree of professional certainty will cost more than fifty thousand dollars ($50,000) (or, in the case of either the Columbia Park Facility or the East Providence Facility, five percent (5%) of the book value thereof on the books of the current owner), Purchaser shall deliver to Sellers on or before the close of the Environmental Due Diligence Period the written report of the Environmental Consultant presenting all necessary information regarding the Environmental Hazards and the Environmental Remediation required. Sellers shall have the right to review and to deliver to Purchaser Sellers' response, which shall include whether Sellers agree or disagree regarding the cost of any such Environmental Remediation. Sellers shall deliver such response to Purchaser in writing not more than fifteen (15) days after receipt of such report, and if the Sellers disagree with Purchaser's position, a statement of the reasons for such disagreement.
  <PAGE 65>
     (e) In the event that Sellers agree with the conclusions of Purchaser's Environmental Consultant in connection with the cost of Environmental Remediation at any parcel of Real Property, Sellers may, at their election:

          (i) make an adjustment to the Purchase Price for the estimated costs of the Environmental Remediation of any such Environmental Hazard(s) in excess of fifty thousand dollars ($50,000) (or, in the case of either the Columbia Park Facility or the East Providence Facility, five percent (5%) of such book value thereof), which shall not have been completed on or prior to the Closing Date, with respect to such parcel of Real Property; or

          (ii) take such steps as are necessary to perform Environmental Remediation by the Closing Date (or make provisions to take such steps following the Closing Date as shall be reasonably satisfactory to Sellers and Purchaser); or

          (iii) lease to Purchaser such parcel of Real Property for an initial period of ten (10) years pursuant to a Lease Agreement in the form specified by Exhibit E(7); provided that if, during the term of such Lease Agreement or renewal or extension thereof Sellers shall deliver to Purchaser a report of an Environmental Consultant certifying that the Environmental Remediation of any Environmental Hazards at or on any such leased parcel of Real Property has been completed, Purchaser shall be required to purchase such parcel of Real Property, at the Real Property Purchase Price, in the event such report is delivered within six (6) months of the Closing Date, and, thereafter, at the fair market value of such real property as agreed to by the parties hereto or, if no such agreement is reached within thirty (30) days of delivery of such report, as determined pursuant to a real estate appraisal performed by an experienced real estate appraiser selected by two other real estate appraisers designated by Sellers and Purchaser, respectively.

     (f) In the event that Sellers do not agree with the conclusions of Purchaser's Environmental Consultant regarding a parcel of Real Property, the parties agree to refer the matter to a third Environmental Consultant reasonably acceptable to all parties (or, if the parties cannot agree, selected by the parties' respective Environmental Consultants) for dispute resolution as follows:

          (i)  The parties, through their respective
     Environmental Consultants, may make reasonable presentations to the third Environmental Consultant of their respective positions regarding the cost of Environmental Remediation required to address the identified Environmental Hazards at such parcel of Real Property, and following such <PAGE 66> presentations, the third Environmental Consultant shall render his or her opinion regarding the extent and cost of the required Environmental Remediation. The parties agree that the determination of the third Environmental Consultant regarding the cost of any required Environmental Remediation shall be final and binding on the parties for purposes of the applicability of this Section 11.2. In the event that the third Environmental Consultant determines that the cost of such Environmental Remediation will exceed fifty thousand dollars ($50,000) (or, in the case of either the Columbia Park Facility or the East Providence Facility, five percent (5%) of such book value thereof), the provisions of Section 11.2(e), above, shall apply, and Purchaser shall be considered the "prevailing party" for purposes of subparagraph (ii), immediately below. In the event such cost shall be fifty thousand dollars ($50,000) or less, Sellers shall be such "prevailing party".

          (ii) Each of the parties shall bear their own fees and expenses in connection with the resolution of disputes hereunder, and the fees and expenses of the third Environmental Consultant shall be borne by the party who did not prevail in its position before the third Environmental Consultant.

          (iii) With respect to any dispute to be resolved hereunder involving a parcel of Real Property located in any state in which environmental professionals are licensed by such state (such as, in Connecticut, "Licensed Environmental Professionals," or in Massachusetts, "Licensed Site Professionals"), each of the three Environmental Consultants participating in the dispute resolution process hereunder shall be so licensed.

     (g) Purchaser agrees that it and its Environmental Consultant shall conduct any environmental investigations permitted pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such investigation and in the case of any subsurface investigations, the removal of all monitoring wells (unless Seller requests such monitoring wells to remain). Purchaser's Environmental Consultant must be duly licensed under applicable state laws and provide proof of adequate liability and professional errors and omissions insurance (which insurances shall, in each instance, name Seller as an additional insured upon Seller's request, and shall be in an amount not less than one million dollars ($1,000,000) per claim and ten million dollars ($10,000,000) in the aggregate).

                           ARTICLE XII

                 TRANSITIONAL MATTERS  <PAGE 67>

     Section 12.1.  Payment of Deposit Liabilities.

     (a) From and after the Closing Date, Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Liability account customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Sellers or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Sellers with respect to the balances due and owing to the Customers who have Deposit Liability accounts. If any Customer who has a Deposit Liability account draws checks, drafts, or negotiable orders of withdrawal against the Deposit Liabilities which are presented or delivered to Sellers not later than ninety
(90) days after the Closing Date, Sellers shall use their commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser's sole expense. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Sellers and shall not affect any of the rights of Sellers under this Agreement. Sellers shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Sellers shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Sellers over the counter.

     (b) Purchaser hereby acknowledges that if, after the Closing Date, any Customer who has a Deposit Liability account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including Accrued Interest thereon) shall demand payment from Sellers for all or any part of any such Deposit Liabilities (including Accrued Interest thereon), Sellers shall not be liable or responsible for making such payment.

     (c) It is Sellers' intent that all Deposit Liability transactions will be referred to Purchaser; provided however that, if, after the Closing Date, Sellers honor and pay any Deposit Liabilities which are presented to Sellers for payment, pay any check, draft, negotiable order of withdrawal or other withdrawal order, Purchaser shall upon demand by Sellers reimburse Sellers for such payment. Any payment made under this
Section 12.1 shall be made within three (3) Business Days after demand by Sellers, by wire transfer of immediately available funds to an account designated by Sellers. <PAGE 68>

     Section 12.2. Delivery of Purchaser's Check Forms. Within fifteen (15) Business Days following the Final Approval Date, but not less than five (5) days prior to the Closing Date, Purchaser shall, at its sole cost and expense, notify all Customers who have a Deposit Liability account by letter, in a form reasonably acceptable to Sellers, of Purchaser's assumption of the Deposit Liabilities (other than Excluded Deposits) (which shall include a notification to those Deposit Liability account Customers whose accounts are then covered by any type of overdraft protection offered by Sellers, including but not limited to Advance Lines, that from and after the Closing Date all such overdraft protection from Sellers shall terminate) and furnish each such Customer with checks, deposit tickets, or other similar instruments using the forms of Purchaser, which shall be appropriately encoded with Purchaser's routing number and with accurate account numbers, and with instructions to the customer to utilize such checks, deposit tickets, or other similar instruments on Purchaser's forms on and after the Closing Date and thereafter to destroy any unused checks on Sellers' forms; such notice and such delivery of checks by Purchaser shall be by first class U.S. mail.

     Section 12.3. Uncollected Checks Returned to Sellers. From and after the Closing Date, Purchaser shall promptly pay to Sellers an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or any other withdrawal orders (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to any Deposit Liability accounts which are returned uncollected to Sellers after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Liability accounts for Items cashed by Sellers (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument), as of the close of business on the Closing Date which Items are subsequently dishonored; provided, however, that if Sellers shall have failed to make or properly reflect in the information provided to Purchaser any provisional credit or hold on any such Deposit Liability accounts in respect of uncollected funds represented by any such Item, Purchaser's obligations under this
Section 12.3 in respect of such Item shall be limited to the amount of collected funds in such Deposit Liability accounts.

     Section 12.4. Default on Loan Payments to Sellers. If the balance due on any Loan has been reduced by Sellers as a result of a payment by check or draft received prior to the close of business on the Closing Date, which Item is returned to Sellers after the Closing Date, the Loan Value of such Loan shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Purchaser to Sellers within three (3) Business Days after demand by Sellers by wire transfer of immediately available funds to an account designated by Sellers. <PAGE 69>

     Section 12.5. Notices to Obligors on Loans. (a) Purchaser shall, following the Final Approval Date, but no later than fifteen (15) days prior to the Closing Date, prepare and transmit, at Purchaser's sole cost and expense, to each obligor on each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Sellers to the effect that the Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser's name as payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the person to whom and the place at which payments are to be made. To the extent that Purchaser's notice pursuant to the prior sentence shall be legally insufficient, Sellers agree, at Purchaser's sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.

     (b) To the extent that any of the Loans transferred from Sellers to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. Section 2601 et seq.), Sellers and Purchaser will jointly coordinate any appropriate required Customer notices.

     Section 12.6. New Telephone Numbers. Purchaser shall, no later than ten (10) days prior to the Closing Date, obtain new telephone numbers for the Facilities in Purchaser's name; provided that Sellers shall undertake reasonable operational measures and such other actions as may reasonably be requested by Purchaser to permit the existing telephone numbers to be utilized by Purchaser following the Closing Date.

     Section 12.7. New ATM/Debit Cards. Purchaser shall, following the Final Approval Date, but no later than five (5) days prior to the Closing Date, furnish ATM/Debit cards to Customers who have Deposit Liability accounts to replace Sellers' ATM/Debit cards. Purchaser shall, no later than five (5) days prior to the Transfer Date, notify affected Customers to destroy the Sellers' ATM/Debit cards as of the Transfer Date and shall notify such Customers of Purchaser's withdrawal limits immediately following the Closing by form of notice reasonably acceptable to Sellers. Sellers shall undertake reasonable operational measures and such other actions as may reasonably be requested by Purchaser to provide existing personal identification numbers of Customers in encrypted format to Purchaser not later than five (5) Business Days prior to the Closing Date.

     Section 12.8. Installation of Equipment by Purchaser. Subsequent to the Final Approval Date and prior to the Transfer Date, Sellers shall cooperate with and permit Purchaser, at Purchaser's option and sole cost and expense, to make provision
<PAGE 70> for the installation of teller equipment in the
Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of the Branches and after obtaining the consent of the landlord of any Branch Lease, if a landlord's consent to such installation is required under the applicable Branch Lease.

     Section 12.9. Deactivation of ATMs and ATM/Debit Cards. On the Transfer Date, Sellers shall deactivate all ATM/Debit cards issued with respect to all Deposit Liability accounts and shall electronically block access of those cards to the Deposit Liability accounts, and shall deactivate the ATMs not later than 8:00 a.m. on the Transfer Date. Point of sale transactions shall be settled between Purchaser and Sellers for a period of forty-five (45) days after the Closing Date.

     Section 12.10. Signage. During the seven (7) day period immediately preceding the Transfer Date, Sellers shall cooperate with any commercially reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser's choosing at the Facilities prior to the Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the Facilities, that such signage complies with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, that such signage has, if necessary, received the prior approval of the owner or landlord of the Real Property, and that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing. Immediately following the Closing, Sellers shall, at their sole cost and expense, cover all of its signage in such a way as to be unreadable after the Closing and shall commence activities directed to accomplishing the removal of all of Sellers' existing signage at the Facilities and will diligently pursue such activities in good faith so that such removal may be effected as promptly as practicable following the Closing.

     Section 12.11.  Letters of Credit and Liquidity Support
Agreements.

     (a) It is the intention of the parties that Purchaser assume all risks and obligations arising or accruing after the close of business on the Closing Date with respect to the Letters of Credit and Liquidity Support Agreements. Accordingly, Purchaser agrees to use its commercially reasonable efforts to obtain prior to the Closing Date and, in any event, no later than three (3) months following the Closing Date, (i) the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of the issuing Seller from) the Letters of Credit and/or to issue replacement letters of credit for those
<PAGE 71> Letters of Credit which are standby Letters of Credit, and (ii) the consent of all necessary Persons (whether or not parties thereto), including without limitation, all applicable rating agencies, to the assumption of (and the resulting release of the applicable Seller from) the Liquidity Support Agreements and/or to enter into replacement liquidity support agreements (and the resulting termination of the applicable Liquidity Support Agreements).

     (b) Until such time as there are no Letters of Credit and/or Liquidity Support Agreements, Sellers hereby grant to Purchaser, and Purchaser hereby agrees and commits to acquire, as of the Closing Date, from Sellers a participation in the Letters of Credit and Liquidity Support Agreements equal to one hundred percent (100%) of the amount thereof.

     (c) Sellers agree that, with respect to each request by a beneficiary for a draw under or payment of a Letter of Credit, (a "Request"), it will (i) promptly provide, by facsimile sent to Purchaser, copies of documents submitted to support any Request;
(ii) wait 24 hours, or such shorter time period as may be required under such Letter of Credit, after sending the facsimile before acting on a Request; (iii) act in accordance with ISP98, UCP 500 and/or UCC Article 5, as applicable, in deciding whether or not to honor the Request unless directed in writing by Purchaser to otherwise honor or dishonor a Request; (iv) provide notice to Purchaser that the Request has been honored and the amount of the Letter of Credit Disbursement that may become due pursuant to Subsection 12.11(d), below; and (v) after honoring a Request, send the documents submitted by the beneficiary in support of a Request as directed by Purchaser.

     (d) In the event Sellers notify Purchaser that a Letter of Credit Disbursement has been made and that either (A) the affected Customer has failed to immediately reimburse such Letter of Credit Disbursement pursuant to its Reimbursement Agreement or
(B) the related Reimbursement Agreement does not require that the affected Customer immediately reimburse Seller for such Letter of Credit Disbursement, then, Purchaser agrees to pay to Sellers on the day so notified by Sellers, an amount equal to the Letter of Credit Disbursement; provided, however, if such notice was not given by Sellers to Purchaser prior to 2 p.m. on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Whenever any amounts are due and payable by Purchaser pursuant to this Subsection 12.11(d), Sellers agree to submit a draw request to Purchaser in accordance with the terms of the Purchaser's Letter of Credit stating the amount due hereunder. Purchaser agrees to pay Sellers any amounts due this Subsection 12.11(d) by wire transfer of immediately available funds to an account previously designated by Sellers.

     (e) Sellers agree that, with respect to each request for an extension of credit or other financial accommodation under a
<PAGE 72> Liquidity Support Agreement (a "Support Request"), they will (i) promptly provide by facsimile sent to Purchaser, copies of all documents relating to any such Support Request; (ii) wait 24 hours, or such shorter time period as may be required under such Liquidity Support Agreement, before acting on a Support Request; (iii) act in accordance with the terms and provisions of the applicable Liquidity Support Agreement; and (iv) provide notice to Purchaser that Sellers have made a Liquidity Support Disbursement and the amount of the Liquidity Support Disbursement that may become due pursuant to subsection (f) below.

     (f) In the event Sellers notify Purchaser that a Liquidity Support Disbursement has been made and that either (A) the affected Customer has failed to immediately repay such Liquidity Support Disbursement pursuant to its Liquidity Support Agreement or (B) the related Liquidity Support Agreement does not require that the affected Customer immediately repay Sellers for such Liquidity Support Disbursement, then Purchaser agrees to pay to Sellers on the day so notified by Sellers an amount equal to the amount of such Liquidity Support Disbursement; provided, however, if such notice was not given to Purchaser prior to 2:00 p.m. on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Whenever any amounts are due and payable by Purchaser pursuant to this Subsection 12.11(f), Sellers agree to submit a draw request to Purchaser in accordance with the terms of the Purchaser's Letter of Credit stating the amount due hereunder. Purchaser agrees to pay Sellers any amounts due under this Subsection 12.11(f) by wire transfer of immediately available funds to an account previously designated by Sellers.

     (g) Purchaser also agrees to pay Sellers (i) interest on any and all amounts unpaid by Purchaser when due under Subsections 12.11(d) and (f), above, from the date such amounts become due until payment in full, such interest being payable on demand and accruing at a fluctuating interest rate per annum (computed on the basis of a year of 365 days for the actual number of days elapsed) which shall at all times be equal to the Federal Funds Rate during each day until such amounts are paid in full (but such fluctuating interest rate shall in no event be higher than the maximum rate permitted by then applicable law) and (ii) any and all costs and expenses (including, without limitation, reasonable attorneys' fees) reasonably incurred by Sellers in exercising or enforcing any rights or performing any obligations under Sections 12.11(d), (f) and (g).

     (h) So long as Purchaser is not in default of its obligations under this Section 12.11, Sellers shall promptly remit to Purchaser any amounts subsequently received by Sellers from Customers in respect of all Letter of Credit Disbursements and Liquidity Support Disbursements.

     (i) Sellers further agree that they will not, without the prior written consent of Purchaser, amend or modify the terms of
<PAGE 73> any Letter of Credit, Reimbursement Agreement or
Liquidity Support Agreement. Purchaser and Sellers acknowledge and agree that with respect to all Letters of Credit the expiry date of which is, by the terms thereof, automatically extended,
(x) Sellers shall give notice in accordance with the terms of such Letters of Credit that Sellers will not extend such expiry date beyond the current expiry date unless Purchaser and Sellers mutually agree to permit the extension of such Letter of Credit and (y) Sellers shall not otherwise extend a Letter of Credit without Purchaser's consent. Purchaser and Sellers further acknowledge and agree that with respect to all Liquidity Support Agreements the expiry date of which is, by the terms thereof, automatically extended, (x) Sellers shall give notice in accordance with the terms of such Liquidity Support Agreements,
(y) Sellers will not extend such expiry date beyond the current expiry date unless Purchaser and Sellers mutually agree to permit the extension of such Liquidity Support Agreements and
(z) Sellers shall not otherwise extend a Liquidity Support Agreement without Purchaser's consent.

     (j) After the Closing, Purchaser shall be entitled to any and all fees paid under the terms of any Letter of Credit or Liquidity Support Agreement, including, on a prorated basis, any such fees paid prior to the Closing, if such fees are paid in connection with any Letter of Credit, (including any replacement issued by Purchaser therefor) or any Liquidity Support Agreement (including any replacement issued by Purchaser therefor) which is outstanding as of the close of business on the Closing Date, but only to the extent Sellers shall not be obligated to refund any portion of such fees upon termination of any replaced Letter of Credit. Purchaser shall pay to Fleet a fee with respect to the Outstanding Credit Exposure computed (on the basis of a year of 365 days for the actual number of days elapsed) at a rate per annum determined in good faith to be fair and reasonable by the parties hereto, taking into consideration the long-term debt rating of Purchaser and Sovereign; provided that, for purposes of this Section 12.11, any Letter of Credit or Liquidity Support Agreement with respect to which Purchaser has not received all fees paid thereunder for periods following the Closing Date shall be excluded from Outstanding Credit Exposure. Such fee shall be payable quarterly in arrears on each June 30, September 30, December 31 and March 31, commencing on the quarter end immediately following the Closing Date, and shall be calculated on the average daily Outstanding Credit Exposure during each such period. The initial fee shall be appropriately pro-rated.

     Section 12.12.  Actions With Respect to IRA, Keogh Plan and
Employee Pension Plan Deposit Liabilities.

     (a) On or before the Closing Date, Sellers shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA, Keogh Plan and Employee Pension Plan of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA,
<PAGE 74> Keogh Plan or Employee Pension Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, Keogh Plan or Employee Pension Plan, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser's plan documents for its IRA, Keogh Plans and Employee Pension Plan, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date, and
(iii) deliver to the IRA grantor or Keogh Plan or Employee Pension Plan named fiduciary of each such IRA, Employee Pension Plan or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA, Employee Pension Plan or Keogh Plan or applicable law. Purchaser shall be solely responsible for delivering its IRA, Employee Pension Plan and Keogh Plan documents to the applicable IRA grantor and Keogh Plan or Employee Pension Plan named fiduciary, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor or Keogh Plan or Employee Pension Plan participant; provided, however, that in the event that an IRA grantor or Keogh Plan or Employee Pension Plan participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Sellers shall make available to Purchaser such information as may exist in Sellers' files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or Employee Pension Plan or applicable law, (x) Sellers are not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor or Keogh Plan or Employee Pension Plan named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (y) such IRA or Keogh Plan or Employee Pension Plan includes assets which are not Deposit Liabilities and are not being transferred to Purchaser, or the assumption of such deposit liabilities included in such IRA or Keogh Plan or Employee Pension Plan would result in a loss of qualification of such IRA or Keogh Plan or Employee Pension Plan under the Code or applicable IRS regulations, all deposit liabilities of Sellers held under such IRA or Keogh Plan or Employee Pension Plan shall be excluded from the Deposit Liabilities (such excluded deposits liabilities being herein called the "Excluded IRA/Keogh/Employee Pension Plan Deposits"). Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs or Keogh Plans or Employee Pension Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable Federal and state laws and regulations.

     (b) To the extent that the Deposit Liabilities include certain IRAs, Keogh Plans and Employee Pension Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan or Employee Pension Plan participant (or beneficiary) either at the account owner's or participant's request or because the account owner or participant has attained
<PAGE 75> age 70-1/2, effective as of the Transfer Date,
Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Sellers to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Sellers agree not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

     Section 12.13.  Cash Management Agreements.  Within thirty
(30) days prior to the Closing Date, Sellers shall give Customers who have cash management agreements with Sellers all notices required under the terms of such Sellers' cash management agreements to terminate such agreements with the Customers as of the close of business on the Closing Date, in order to permit Purchaser to enter into its own cash management agreements with such Customers effective as of the Closing Date.

     Section 12.14. Bulk Transfer Laws. Sellers and Purchaser hereby waive compliance with any applicable bulk transfer laws. If by reason of any applicable bulk sales law any claims are asserted by creditors of Sellers, such claims shall be the responsibility of Purchaser in the case of claims arising under any of the Purchased Assets or Assumed Liabilities.

     Section 12.15. CRA Commitments. (a) From the date hereof Purchaser agrees that it shall use its best efforts to obtain the consent of all Persons necessary to transfer to Purchaser, and release Sellers' from Sellers' obligations with respect to, the CRA Commitments, effective as of the Closing Date.

     (b) In the event that Purchaser is unable to obtain the consent of the CRA Groups to the transfer of the CRA Commitments in accordance with Section 12.15(a) hereof, Purchaser agrees that it will use its best efforts to enter into new CRA commitments with the CRA Groups, effective as of the Closing Date and on terms no less favorable than those contained in the CRA Commitments.

     Section 12.16. Ancillary Agreements. At the Closing, Purchaser and one or more of the Sellers will enter into the Lease Agreements, the License Agreement, the Servicing Agreement and the Purchaser's Letter of Credit, the Participation Agreement, and the Collateral Agency Agreement (if such agreement is required pursuant to the terms hereof.)

     Section 12.17. Certain Expenses. Upon receipt of supporting evidence therefor which shall be reasonably satisfactory to Sellers, Sellers shall reimburse Purchaser for up to three million dollars ($3,000,000) of the aggregate cost of
(a) printing and mailing of any notices by Purchaser sent pursuant to and in accordance with Sections 10.3, 12.2, 12.5, 12.7, 12.12 and 12.13 and (b) increased rent under the Branch
<PAGE 76> Leases or ATM Leases and payments, fees or charges payable to Landlords in connection with obtaining the Landlord
Consents.

                          ARTICLE XIII

                      CONDITIONS TO CLOSING

     Section 13.1. Conditions to Obligations of Sellers and Fleet. The obligations of Sellers and Fleet under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Sellers, except as to the condition described in 13.1(c)) on or before the Closing Date, of each of the following conditions:

     (a) All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser and/or Sovereign on or before the Closing Date shall have been duly complied with and performed in all material respects;

     (b) The representations and warranties made by Purchaser and/or Sovereign herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties of Purchaser and/or Sovereign herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by the Agreement;

     (c) All Seller Regulatory Approvals shall have been obtained and shall be Final;

     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby;

     (e) Sellers shall have received the items to be delivered by Purchaser pursuant to Section 5.3.; and

     (f) The transactions contemplated by the Merger Agreement shall have been consummated.

     Section 13.2. Conditions to Obligations of Purchaser and Sovereign. The obligations of Purchaser and Sovereign under this
<PAGE 77> Agreement are subject to the satisfaction (or, if
applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 13.2(c)) on or before the Closing Date, of each of the following conditions;

     (a) All of the covenants and agreements required by this Agreement to be complied with and performed by Sellers and/or Fleet on or before the Closing Date shall have been duly complied with and performed in all material respects; provided, however, that Fleet and Sellers shall be deemed to have duly complied with and performed such covenants and agreements in all material respects unless the failure to so perform or comply would have a Material Adverse Effect.

     (b) The representations and warranties made by Sellers and/or Fleet herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties made by Sellers and/or Fleet herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect;

     (c) The Purchaser Regulatory Approvals shall have been obtained and shall be Final;

     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

     (e) Purchaser shall have received the items to be delivered by Sellers pursuant to Section 5.2.

                           ARTICLE XIV

          CONVERSION AND INTERIM SERVICING ARRANGEMENTS

     Section 14.1.  Conversion. Sellers and Purchaser shall
convert account information as to the Deposit Liabilities and the Loans in accordance with the provisions of Schedule 14.1 hereof.

     Section 14.2. Interim Servicing Agreement. Sellers and Purchaser will negotiate in good faith the terms of an interim servicing agreement, if required, in accordance with the provisions of Schedule 14.1 hereof and on the Closing Date,
<PAGE 78> Sellers (or an Affiliate thereof) and Purchaser shall execute and deliver any such interim servicing agreement.

                           ARTICLE XV

                            INDEMNITY

     Section 15.1. Fleet's Indemnity. Fleet shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, "Damages") which Purchaser or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

     (a)  Any liability of Sellers which is not an Assumed
Liability;

     (b) The breach of any representation or warranty made by a Seller or Fleet in this Agreement;

     (c) The breach of any covenant or other agreement made by a Seller or Fleet in this Agreement; or

     (d) Except for Assumed Liabilities, all liabilities under all pension and welfare benefit plans (as defined in Sections 3(1) and (2) of ERISA), or any supplemental unemployment benefit, deferred compensation, or other employee benefit plan of Sellers or their Affiliates with respect to any and all periods prior to and subsequent to the Closing Date, including without limitation, all liabilities under ERISA, any liabilities for any accumulated funding deficiency as such term is defined in Section 302 of ERISA and Section 412 of the Code and for any liability to the Pension Benefit Guaranty Corporation, the IRS, participants, beneficiaries, employees, or any other public or private person, incurred with respect to or attributable to any plan of Sellers.

     Section 15.2. Sovereign's Indemnity. Sovereign shall indemnify, hold harmless and defend Sellers, their Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Sellers or any of their Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

     (a)  Any Assumed Liability;

     (b) Any actions taken or omitted to be taken by Purchaser from and after the date hereof with respect to the Business Employees, the Additional Employees or the Business Related
<PAGE 79> Employees, and any suits or proceedings commenced in connection therewith;

     (c) Any actions taken or omitted to be taken by Purchaser from or after the Closing Date and relating to the Purchased Assets, Assumed Liabilities, or the Transferred Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement);

     (d) The breach of any representation or warranty made by Purchaser or Sovereign in this Agreement;

     (e) The breach of any covenant or other agreement made by Purchaser or Sovereign in this Agreement; and

     (f) Any claims arising under any of the Purchased Assets or Assumed Liabilities made by creditors of Sellers under any applicable bulk sales laws.

     Section 15.3. Additional Indemnification and Release. In addition to the provisions of Section 15.2 hereof, in consideration of the assistance of certain employees of Sellers designated by mutual agreement of the parties (the "Designated Employees") in connection with the Capital Transactions and any other transaction of Purchaser, Sovereign or both to raise capital in connection with the transactions contemplated hereby (the "Other Capital Transactions"), (a) Purchaser, on behalf of itself, its Affiliates, predecessors, successors, directors, officers, agents, employees, shareholders and assigns (collectively "Releasing Parties") does hereby release and forever discharge Fleet, Sellers, Designated Employees, their Affiliates, predecessors, successors, directors, officers, agents, employees, shareholders and assigns (collectively "Released Parties") from any and all Damages arising out of or relating to the activities, participation, assistance or involvement of Designated Employees in connection with the Capital Transactions or the Other Capital Transactions; except for Damages which arise out of materially false or misleading factual information provided in writing by the Released Parties to the Releasing Parties for the express purpose of being used in connection with the Capital Transactions or the Other Capital Transactions.

     (b) Releasing Parties hereby agree, jointly and severally, to indemnify, defend and hold the Released Parties harmless from and against any and all Damages arising out of or relating to the activities, participation, assistance or involvement of Designated Employees in connection with the Capital Transactions and the Other Capital Transactions; except for Damages which arise out of materially false or misleading factual information provided in writing by the Released Parties to the Releasing Parties for the express purpose of being used in connection with the Capital Transactions or the Other Capital Transactions.
<PAGE 80>

     Section 15.4. Indemnification Procedure. If a party entitled to indemnification hereunder ("Indemnified Party") is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XV (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof to the other party ("Indemnitor"), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor's rights shall have been prejudiced or the Indemnitor's liability shall have been materially increased thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 15.4, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

     Section 15.5. Nonsolicitation. Notwithstanding anything to the contrary contained herein, if a Seller shall breach the covenants set forth in Section 8.4, Purchaser will notify such Seller in writing, which notice shall set forth in reasonable detail the basis upon which Purchaser believes that such Seller
<PAGE 81> has violated such covenants.  Seller shall promptly investigate and shall within three (3) Business Days of receipt of Purchaser's notice respond to Purchaser in writing, which response will state whether or not such Seller agrees that such covenants have been violated, and if so, such Seller shall immediately cease and desist from committing any further violation. If such Seller so ceases and desists, Purchaser shall have no further remedy against such Seller. If such Seller either (i) fails to respond to Purchaser's notice within three
(3) Business Days after receipt thereof or (ii) concludes that it has not violated such covenants (and if Purchaser disagrees with such Seller's conclusion), or if Seller agrees that it has violated such covenants but does not immediately cease and desist, then in any such event, Purchaser shall be free to pursue any remedy, at law or in equity, which it may have against such Seller or any other Person.

     Section 15.6.  Limitations on Liability.
(a) Notwithstanding anything to the contrary contained in this
Article XV, no party shall be entitled to indemnification pursuant to Section 15.1(b) or 15.2(d) until its aggregate Damages shall be in excess of fifteen million dollars ($15,000,000), at which time such party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed such amount. In no event shall the Damages payable by the Sellers in the aggregate exceed one hundred million dollars ($100,000,000) and in no event shall any party be entitled to any incidental, consequential, special, exemplary or punitive Damages.

     (b) The provisions of Section 15.6(a) shall not apply to the breach of the representation and warranty set forth in
Section 6.17.

     Section 15.7.  General.

     (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XV to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XV shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs). The amount of any Damages arising from a breach by a Seller of the representation
<PAGE 82> set forth Section 6.7(a) or 6.7(b) due to the existence of a Lien which is not in respect of borrowed money and does not materially impair the continued use and operation of any of the Purchased Assets shall be limited to the lesser of (x) the cost of satisfying or removing such Lien and (y) the actual impairment to the Purchased Asset caused by the existence of such Lien.

     (b) In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XV to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

     (c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other
Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

     (d) Except for the parties' rights to specific performance and injunctive relief as described in Section 17.14, the indemnification provided in this Article XV shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Sellers in this Agreement. The parties hereto further acknowledge that no indemnity shall be payable for any Damages with respect to any breach of representations or warranties in this Agreement if prior to Closing such party receives a written notice from the other party (i) disclosing such breach or breaches and (ii) informing such party that such breach or breaches constitute a Material Adverse Effect.

     (e) All indemnification payments under this Article XV shall be deemed adjustments to the Purchase Price as defined in
Section 3.1 of Article III.

     Section 15.8. Survival. All representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of eighteen
(18) months after the Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date; and provided, further, that all covenants or agreements which by their terms are to be performed more than eighteen (18) months after the Closing Date shall survive until fully discharged.

                           ARTICLE XVI

                      POST-CLOSING MATTERS
  <PAGE 83>
     Section 16.1.  Further Assurances.  From and after the
Closing Date:

     (a) Except as specifically provided otherwise herein, Sellers shall assist Purchaser in the orderly transition of the operations of the Business and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated hereby; provided that Sellers need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 16.1 unless such costs or expenses are reimbursed by Purchaser.

     (b) Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Sellers and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Sellers from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 16.1 unless such costs or expenses are reimbursed by Sellers.

     Section 16.2. Access to and Retention of Books and Records. For a period of six (6) years from the Closing Date, each party shall have commercially reasonable access to any books and records of the other party relating to the Purchased Assets and the Assumed Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for tax or accounting purposes; provided that in the event that as of the end of such period, any tax year of the Sellers is under examination by any taxing authority, such books and records shall be maintained by Purchaser until a final determination of the tax liability of Sellers for that year has been made. If such copies or extracts require use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation employee expenses.

     Section 16.3. Deposit Histories. In case of any dispute with or inquiry by any Customer whose Deposit Liability account is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Sellers prior to the date for which a deposit history has been provided to Purchaser, Sellers will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Customer within a period of time and in a manner which would comply with standard banking practices and customs and all applicable laws. <PAGE 84>

                          ARTICLE XVII

                          MISCELLANEOUS

     Section 17.1.  Expenses.

     (a) Except as otherwise provided herein, Sellers and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

     (b) Purchaser shall pay all (i) recording, filing or other fees, cost and expenses (including without limitation fees, costs and expenses for (w) preparation of title commitments, abstracts or searches, surveys, inspections, environmental audits or other investigations, (x) filing of any forms (including without limitation tax forms) with governmental authorities in connection with the transfer of the Real Property or Fixed Assets, (y) recording instruments or documents evidencing any transfers of interests in real property), and (z) any real property transfer stamps or taxes imposed on any transfers or interest in Real Property and any fees or charges payable to landlords in connection with Landlord Consents or Lease Agreements; provided that Sellers shall pay all such fees, costs or expenses with respect to matters described in (x), (y) and (z) which Sellers are required by law to pay and which are customarily paid by sellers of property in the applicable jurisdictions; and (ii) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities including, but not limited to, fees payable to the SBA in connection with the transfer to Purchaser of the SBA Loans.

     Section 17.2. Trade Names and Trademarks. (a) Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, it has, and following the Closing shall have, no interest in or to the names "Fleet", "BankBoston", "Fleet Boston" or any trade name, trademark or service mark, logo or corporate name of any Seller, Fleet, BankBoston or any of their respective Affiliates, including, without limitation, the tradenames and trademarks listed on Schedule 17.2 hereto. After the Closing Date, Sovereign shall not permit Purchaser or any of its Affiliates to use any of the trade names, trademarks, service marks, logos or corporate names of any Seller, Fleet, BankBoston or any of their respective Affiliates, including, without limitation, the tradenames and trademarks listed on Schedule 17.2 hereto.

     (b) From and after the Closing, Purchaser agrees not to use any forms or other documents bearing any Seller's name or logo,
<PAGE 85> or the name or logo of any Affiliate of Sellers,
without the prior written consent of Sellers, which consent may be denied or given in Sellers' sole discretion. If such consent is given, Purchaser hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or document.

     Section 17.3. Termination; Extension of Closing Date. This Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as provided on
Schedule 9.8(b) and except for liability for actual direct damages due to a willful breach of any material representation, warranty, covenant or agreement occurring or arising prior to the date of termination, upon the occurrence of any of the following:

     (a)  Upon mutual agreement of the parties;

     (b) Upon written notice by either Purchaser or Sellers to the other parties immediately upon receipt by Purchaser or Sellers of notice from any governmental authority that Purchaser or Sellers, as the case may be, has been denied any Regulatory Approval by Final order;

     (c) Upon written notice by either Purchaser or Sellers to the other parties, if the Closing has not occurred within one (1) year following the closing of the transactions contemplated by the Merger Agreement;

     (d) By either the Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of any other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 17.3(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a Material Adverse Effect;

     (e) By Sellers upon written notice if Purchaser or Sovereign (i) shall have breached the representations and warranties contained in Section 7.7 hereof, (ii) shall not have satisfied their obligations under Section 9.8 hereof or under
Schedule 9.8(b) hereto, (iii) on or before September 30, 1999 shall not have filed all necessary applications of Purchaser or Sovereign to obtain the federal Purchaser Regulatory Approvals as described on Schedule 7.5(a) hereto, (iv) on or before October 15, 1999 shall not have filed all necessary applications of Purchaser or Sovereign to obtain the state Purchaser Regulatory
<PAGE 86> Approvals as described on Schedule 7.5(a) hereto, or
(v) on or before January 15, 2000 shall not have obtained the Purchaser Regulatory Approvals;

     (f) By Sellers at any time by notice to Purchaser (i) if any funds held in escrow pursuant to the terms of the Commitment Letter are released from escrow prior to April 28, 2000 (other than in connection with the Closing) and as a result of such release Fleet in its sole and absolute discretion shall determine that Purchaser shall not have obtained sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's other obligations hereunder or (ii)
(A) if the Closing does not occur prior to April 28, 2000 (provided that Sellers are not then in material breach of any representation, warranty, covenant or agreement contained herein) because there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement of Purchaser or Sovereign and (B) any funds held in escrow pursuant to the terms of the Commitment Letter are released from escrow and as a result of such release Fleet in its sole and absolute discretion shall determine that Purchaser shall not have obtained sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's other obligations hereunder;

     (g) By Sellers at any time by notice to Purchaser if the Commitment Letter is terminated, unless Purchaser shall have sufficient capital for purposes of supporting the acquisition of the Business; provided that Fleet in its sole and absolute discretion may determine that Purchaser and Sovereign shall not as of the termination of the Commitment Letter have such sufficient capital, in which event Sellers shall be entitled to terminate this Agreement pursuant to this Section 17.3(g);

     (h) By Sellers at any time by notice to Purchaser if the Merger Agreement is terminated for any reason; or

     (i) By Sellers at any time by notice to Purchaser if Sellers have failed to satisfy a condition imposed by the United States Department of Justice or the Board requiring the divestiture of the Business within a specified period of time and, as a result of such failure, Sellers are required by the Board or the United States Department of Justice to terminate the Agreement.

     Section 17.4. Modification and Waiver. No modification of any provision of this Agreement shall be binding unless in writing and executed by the party or parties sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the parties to whom such covenant is given or whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent
<PAGE 87> any such condition is required by law; provided, that, any such waiver must be in writing.

     Section 17.5. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned without the prior written consent of the other parties hereto.

     Section 17.6.  Confidentiality.

     (a) From and after the date hereof, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a Regulatory Approval, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any applicable national securities exchange. This section shall survive any termination of this Agreement.

     (b) Except as otherwise required by law, regulations or rules, including the rules of any self regulatory organization (as defined in the Securities Exchange Act of 1934, as amended), the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules of any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other parties is received, which consent shall not be unreasonably withheld or delayed. This section shall survive any termination of this Agreement.

     (c) Sovereign and Fleet shall issue mutually agreed upon press releases on the date of this Agreement and on the Closing
Date or the first Business Day thereafter.

     Section 17.7. Entire Agreement; Governing Law. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof, provided that the terms of the Confidentiality Agreement, to the extent not inconsistent with the terms hereof, shall continue to apply and provided further that the terms of that certain letter agreement dated the date hereof among Fleet, Sellers and Sovereign shall continue to
<PAGE 88> apply. This Agreement shall be governed by and
construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts or choice of law provisions).

     Section 17.8. Consent to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

     EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANYWAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     Section 17.9. Waiver of Certain Damages. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     Section 17.10. Severability. In the event that any provision of this shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

     Section 17.11.  Counterparts.  This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective
<PAGE 89> when one or more counterparts have been signed by each of the parties hereto.

     Section 17.12. Notices. All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service, or facsimile transmission, if to Sellers or to Fleet addressed to:

          Fleet Financial Group, Inc.
          One Federal Street
          37th Floor
          Boston, MA 02110
          Attention: Brian T. Moynihan
          Facsimile number:  (617) 346-0137
     and

          BankBoston Corporation
          100 Federal Street
          Boston, MA  02110
          Attention: Peter J. Manning
          Facsimile number:  (617) 434-7825

     with copies to:

          William C. Mutterperl, Esq.
          Executive Vice President, General Counsel and Secretary
          Fleet Financial Group, Inc.
          One Federal Street
          37th Floor
          Boston, MA 02110
          Facsimile number:  (617) 346-0131

     and to:

          Gary A. Spiess, Esq.
          General Counsel
          BankBoston Corporation
          100 Federal Street
          Boston, MA  02110
          Facsimile number:  (617) 434-6525

     and to:

          V. Duncan Johnson, Esq.
          Edwards & Angell, LLP
          2800 BankBoston Plaza
          Providence, RI  02903-2499
          Facsimile number: (401) 276-6625

     and to:  <PAGE 90>

          Norman J. Shachoy, Esq.
          Neal J. Curtin, Esq.
          Bingham Dana LLP
          150 Federal Street
          Boston, MA 02110
          Facsimile number: (617) 951-8736

     and if to Purchaser or Sovereign addressed to:

     Jay S. Sidhu
     President and Chief Executive Officer
     Sovereign Bancorp, Inc.
     1130 Berkshire Blvd.
     Wyomissing, PA  19610
     Facsimile number: (610) 208-6143

     with a copy to:

     Joseph M. Harenza, Esq.
     Stevens & Lee
     111 N. Sixth Street
     Reading, PA 19603
     Facsimile number: (610) 376-5610

     Notice by certified mail shall be deemed to be received three (3) Business Days after mailing of the same. Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the others.

     Section 17.13. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule". The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the
<PAGE 91> normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

     Section 17.14. Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

     Section 17.15. No Third Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. No future or present employee or customer of either of the parties not their affiliates, successors or assigns or other person shall be treated as a third party beneficiary in or under this Agreement.

     Section 17.16. Survival. Except for Articles XV and XVI and Sections 17.1 and 17.2 and Sections 17.4 through 17.16, no representations, warranties, covenants or agreements made by the parties herein shall survive termination of this Agreement.

[Remainder of Page Intentionally Left Blank]
  <PAGE 92>
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

                              /s/ FLEET FINANCIAL GROUP, INC.


                              /s/ FLEET NATIONAL BANK


                              /s/ FLEET BANK - NH


                              /s/ BANKBOSTON, N.A.


                              /s/ SOVEREIGN BANCORP, INC.


                              /s/ SOVEREIGN BANK

  <PAGE 93>
                         SCHEDULE 9.8(b)

                     Additional Requirements

     1. By no later than December 15, 1999, (i) Purchaser shall have obtained five hundred million dollars ($500,000,000) of capital solely for the purpose of supporting the acquisition of the Business and to perform Purchaser's and Sovereign's respective obligations under this Agreement, (ii) if on December 14, 1999 Purchaser shall not have raised sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's respective obligations under this Agreement, such determination to be in Fleet's sole and absolute discretion, the Bridge Facility and the Senior Credit Facility shall be finalized by the parties thereto, and (iii) if on December 14, 1999 Purchaser shall not have raised sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's respective obligations under this Agreement, such determination to be in Fleet's sole and absolute discretion, Purchaser shall have delivered to Fleet a Purchaser Confirmation Notice, dated as of December 14, 1999. For purposes of this Schedule 9.8(b), amounts deposited in escrow shall be deemed to be capital if the release of funds from escrow is subject only to the condition that the parties hereto consummate the Closing on or prior to April 28, 2000 in conformity in all material respects with the terms and with satisfaction of all material conditions of this Agreement in effect as of the date of execution hereof without giving effect to any amendment, waiver or other modification to any material term or condition; provided, however, that notwithstanding the fact that any such funds may be held in escrow, Fleet in its sole and absolute discretion may determine that Purchaser shall not have obtained five hundred million dollars ($500,000,000) of capital on or before such date in which event Purchaser and Sovereign shall be deemed to have failed to perform their obligations under this Agreement and to be in material breach under this Agreement.

     2. By no later than January 31, 2000, Purchaser shall have obtained sufficient capital solely for purposes of supporting the acquisition of the Business and to perform Purchaser's and Sovereign's respective other obligations hereunder. For purposes of this Schedule 9.8(b), amounts deposited in escrow shall be deemed to be capital if the release of funds from escrow is subject only to the condition that the parties hereto consummate the Closing on or prior to April 28, 2000 in conformity in all material respects with the terms and with satisfaction of all material conditions of this Agreement in effect as of the date of execution hereof without giving effect to any amendment, waiver or other modification to any material term or condition; provided, however, that notwithstanding the fact that any such funds may be held in escrow, Fleet in its sole and absolute discretion may determine that Purchaser shall not have obtained such sufficient capital on or before such date in which event
<PAGE 94> Purchaser and Sovereign shall be deemed to have failed to perform their obligations under this Agreement and to be in material breach under this Agreement.

     3. In the event that by December 15, 1999 Purchaser shall have failed to obtain at least five hundred million dollars ($500,000,000) of capital solely for the purposes of supporting the acquisition of Business and to perform Purchaser's and Sovereign's respective other obligations under this Agreement (such failure to be determined by Fleet in its sole and absolute discretion), then (i) within one (1) Business Day following notice from Fleet of its request for a Purchaser Confirmation Notice, Fleet shall receive a Purchaser Confirmation Notice, dated the date one (1) Business Day following the date notice of a request therefor was given by Fleet, and (ii) no later than 12:00 p.m. on each of December 24, 1999, December 31, 1999, January 7, 2000, January 14, 2000, January 21, 2000 and
January 28, 2000, Fleet shall receive a Purchaser Confirmation Notice dated as of such respective dates.

     4. In the event that by January 31, 2000, Purchaser shall have failed to obtain sufficient capital solely for purposes of supporting the acquisition of the Business and to perform Purchaser's and Sovereign's other obligations hereunder (such failure to be determined by Fleet in its sole and absolute discretion), until such time as Sellers exercise their rights under Section 17.3(e) of this Agreement, (i) within one (1) Business Day following notice from Fleet of a request for a Purchaser Confirmation Notice, Fleet shall receive a Purchaser Confirmation Notice, dated the date one (1) Business Day following the date notice of a request therefor was given, and
(ii) no later than 12:00 p.m. on each Friday following
January 31, 2000, Fleet shall receive a Purchase Confirmation Notice, dated as of such respective dates.

     5.   Following December 15, 1999, within one (1) Business
Day following a request by Fleet for a Lender Confirmation, the Senior Lenders, the Bridge Lenders, or both, will provide a Lender Confirmation.

     6. Following December 15, 1999, within one (1) Business Day following a request by Fleet, Sovereign shall confirm the current status of the Capital Transactions and all other transactions in which Sovereign, Purchaser, or both, are involved related to the raising of capital by Sovereign, Purchaser or both in connection with the transactions contemplated hereby.

     7.   For purposes of this Agreement:

          "Lender Confirmation" shall mean a discussion between the Bridge Lender, the Senior Lender, or both, and Fleet confirming the current status of the Capital Transactions and any other transactions in which such Lenders are involved related to
<PAGE 95> the raising of capital by Purchaser or Sovereign or both in connection with the transactions contemplated hereby.

          "Purchaser Confirmation Notice" shall mean, as of any date, an officer's certificate signed by Purchaser confirming
(a) which conditions to funding the Bridge Facility and Senior Credit Facility have been satisfied, and which conditions thereto remain unsatisfied and the status thereof, (b) that Purchaser has not received notice from the Bridge Lender or the Senior Lender that they will not fund the Bridge Facility or the Senior Credit Facility, as the case may be, and (c) that to Purchaser's knowledge, after consulting with the Bridge Lender and the Senior Lender, no event or events has occurred, or is reasonably likely to occur, or condition exists, or is reasonably likely to exist, which would permit either the Bridge Lender or the Senior Lender to fail to make available to Purchaser the full principal amount of the Bridge Facility or the Senior Credit Facility, as the case may be.

     8. In the event Sellers terminate the Agreement pursuant to Section 17.3(c), (f) or (g) of this Agreement, Purchaser shall pay to Sellers as liquidated damages an amount equal to Fifty Million Dollars ($50,000,000). Such liquidated damages shall be paid within ten (10) days following termination of this Agreement and shall bear interest at the Federal Funds Rate from the tenth day following termination until payment in full.

     9. In the event of (i) a breach by Purchaser or Sovereign of any of the representations and warranties contained in Section
7.7 of this Agreement or of any of their obligations under
Section 9.8 of this Agreement or this Schedule 9.8(b), (ii) the failure of Purchaser to file on or before September 30, 1999 (October 15, 1999 with respect to any state regulatory approval Purchaser determines to be required) all necessary applications of Purchaser to obtain the Purchaser Regulatory Approvals, (iii) the failure of Purchaser to obtain on or before January 15, 2000 the Purchaser Regulatory Approval, or (iv) the failure of the Closing to occur by April 28, 2000 and as a result of the Closing not having occurred Fleet in its sole and absolute discretion shall determine that Purchaser does not have sufficient capital to support the acquisition of the Business and the performance of Purchaser's and Sovereign's obligations under this Agreement, notwithstanding anything to the contrary contained herein or in any other agreement, undertaking, instrument or other document to which any of the parties hereto is a party, Fleet and Sellers may solicit bids for and otherwise market all or any portion of the Purchased Assets, the Assumed Liabilities or the Business and negotiate and enter into agreements with respect to sale or other disposition thereof to any Person and shall have no obligations or liabilities to Purchaser or Sovereign with respect thereto or as a result of any such actions or such a sale or other disposition to any Person, other than the obligation to notify Purchaser and Sovereign no later than five (5) Business Days prior to the exercise by Fleet and Sellers of their rights under
<PAGE 96> this subsection 9 of this Schedule 9.8(b).  If pursuant to the provisions of this subsection 9 to this Schedule 9.8(b) Fleet and Sellers enter into agreements with respect to the sale or other disposition of all of the Purchased Assets, the Assumed Liabilities or the Business, Fleet shall terminate this Agreement pursuant to the provisions of Section 17.3(e) of this Agreement.

     10. Purchaser and Sovereign hereby agree that in the event that Fleet and Sellers exercise their rights under subsection 9 of this Schedule 9.8(b) neither Purchaser nor Sovereign will take any action whatsoever to impede, adversely affect or otherwise interfere with Fleet's and Sellers' exercise of their rights under subsection 9 of this Schedule 9.8(b), including, without limitation, the filing of any type of court action (whether at law or in equity and whether on a federal or state level) to prohibit the exercise of such rights. Purchaser and Sovereign also agree that in the event that Fleet and Sellers exercise their rights pursuant to subsection 9 of this Schedule 9.8(b), Purchaser and Sovereign will take all actions requested by Fleet and Sellers to confirm that Fleet and Sellers are entitled to
(i) solicit bids for and otherwise market all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, and (ii) negotiate and enter into any agreements with respect to the sale or other disposition of all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, including, without limitation, the delivery by Sovereign of a certificate from the Chairman and Chief Executive Officer of Sovereign so confirming such rights of Fleet and Sellers.


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